UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to § 240.14a-12.

CUBESMART
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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460 East Swedesford Road, Suite 3000
 Wayne, Pennsylvania 19087

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
 To Be Held on May 29, 2013

Dear Shareholder:

You are cordially invited to attend our 2013 annual meeting of shareholders to be held on May 29, 2013, at 8:00 a.m., Eastern Time, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103, for the following purposes:

1.                            To elect as Trustees the eight individuals named in the accompanying proxy statement to serve until our 2014 annual shareholders meeting and until their successors are duly elected and qualified;

2.                            To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3.                            To cast a non-binding, advisory vote on our executive compensation; and

4.                            To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 15, 2013 will be entitled to notice of and to vote at the meeting.

Your vote is important.  Whether or not you plan to attend the annual meeting, please vote your shares electronically via the Internet, by telephone or, if you receive a paper copy of the proxy materials, by signing, dating and completing the accompanying proxy card in the enclosed postage-paid envelope.  Voting electronically via the Internet, by telephone, or by returning your proxy card in advance of the meeting does not deprive you of your right to attend the meeting.  If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or via the Internet.  Our Proxy Statement includes additional instructions on voting procedures for shareholders whose shares are held by a brokerage firm or other custodian.

By Order of the Board of Trustees,

Jeffrey P. Foster

Secretary

Wayne, Pennsylvania
April 10, 2013

460 East Swedesford Road, Suite 3000
 Wayne, Pennsylvania 19087

PROXY STATEMENT
 FOR THE 2013 ANNUAL MEETING
OF SHAREHOLDERS

The Board of Trustees of CubeSmart is soliciting proxies to be voted at the annual meeting of shareholders to be held on May 29, 2013, at 8:00 a.m., Eastern Time, and at any adjournment or postponement of the meeting. This proxy statement, the form of proxy and our 2012 Annual Report on Form 10-K are first being furnished to shareholders and made available electronically on our website at www.cubesmart.com under “Investor Relations” beginning on or about April 10, 2013.

At the meeting, we will ask the holders of record of our common shares of beneficial interest as of the close of business on March 15, 2013 to consider and vote on the proposals listed below:

(1)                       To elect as Trustees the eight individuals named in the accompanying proxy statement to serve until our 2014 annual shareholders meeting and until their successors are duly elected and qualified;

(2)                       To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013;

(3)                       To cast a non-binding, advisory vote on our executive compensation; and

(4)                       To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our Board of Trustees knows of no other business that will be presented for consideration at the meeting. If any other matter should be properly presented at the meeting or any adjournment or postponement of the meeting for action by the shareholders, the persons named in the proxy form will vote the proxy in accordance with their best judgment on such matter.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 29, 2013

This proxy statement, the form of proxy and our 2012 Annual Report to Shareholders are available at http://investors.cubesmart.com/CorporateProfile.aspx?iid=4095755

i

ABOUT THE MEETING

Introduction; Proposals for Shareholder Consideration.

We have provided to our shareholders a Notice of Internet Availability of Proxy Materials, which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, at no charge, you should follow the instructions for requesting such materials in the Notice.

This proxy statement and the form of proxy, which are first being furnished to shareholders on or about April 10, 2013, contain information related to the solicitation of proxies for use at our 2013 annual meeting of shareholders, to be held at 8:00 a.m., Eastern Time, on May 29, 2013, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103, for the following proposals:

•                                          to elect as Trustees eight individuals to serve until our 2014 annual shareholders meeting and until their successors are duly elected and qualified;

•                                          to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013;

•                                          to cast a non-binding, advisory vote on our executive compensation; and

•                                          to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

This solicitation is made by CubeSmart on behalf of our Board of Trustees. “We,” “our,” “us” and the “Company” refer to CubeSmart, a Maryland real estate investment trust.

What are the Board’s recommendations?

Our Board recommends that you vote:

•                                          FOR the election of the Trustees nominated and named in this proxy statement to serve as Trustees;

•                                          FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

•                                          FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers.

Who is entitled to vote at the annual meeting?

Only holders of record of our common shares at the close of business on March 15, 2013, the record date for the annual meeting, are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. Our common shares are the only class of securities entitled to vote at the meeting.  As of the record date, there were 133,650,910 common shares outstanding.

Who can attend the annual meeting?

All holders of our common shares at the close of business on March 15, 2013, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your share ownership as of March 15, 2013, or a legal proxy from your broker.

What will constitute a quorum at the annual meeting?

A quorum is required to hold a valid meeting of our shareholders. The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding at the close of business on March 15, 2013 will constitute a quorum, permitting the shareholders to conduct business at the meeting. The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the meeting for the purpose of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum, but will not be voted with respect to that matter.

How do I vote my shares that are held by my bank or broker?

If your shares are held by a bank or broker, you should follow the voting instructions provided to you by the bank or broker. Although most banks and brokers offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements. If you do not provide voting instructions to your bank or broker, your shares are referred to as “uninstructed shares.” Whether your bank or broker has the discretion to vote these shares on your behalf depends on the ballot item. Under the rules of the New York Stock Exchange (the “NYSE”), your bank or broker does not have discretion to vote uninstructed shares on non-routine matters, such as Proposals 1 and 3, and as such, may not vote uninstructed shares on such proposals. However, your bank or broker has discretion to vote your shares on routine matters, such as Proposal 2.

What vote is required to approve each proposal?

Voting Rights Generally. Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Shareholders have no cumulative voting rights. Although the advisory vote on Proposal 3 is non-binding, as provided by law, our Board will review the results of the vote and, consistent with our record of shareowner engagement, will take the result into account in making a determination concerning executive compensation.

Proposal 1: Election of Trustees. Trustees are elected by a plurality of the votes cast at the annual meeting. Shareholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. “Votes cast” exclude abstentions and any votes withheld by banks or brokers in the absence of instructions from street-name holders (“broker non-votes”). Abstentions and broker non-votes will therefore have no effect on the outcome of the vote on this proposal.

Proposal 2: Ratification of KPMG LLP as Our Independent Registered Public Accounting Firm. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013 requires the affirmative vote of a majority of all votes cast on this proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal). Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Proposal 3: Advisory Vote on Executive Compensation. Approval, by a non-binding, advisory vote, of our executive compensation requires the affirmative vote of a majority of all votes cast on this proposal. Abstentions and broker non-votes will therefore have no effect on the outcome of the vote on this proposal.

How do I vote if I am the record holder of my shares?

If you are a shareholder of record, there are several ways for you to vote your common shares at the annual meeting:

Voting by Internet. You may vote your shares through the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day until 11:59 p.m. ET on the day before the annual meeting, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

Voting by Mail. If you choose to vote by mail, simply complete the accompanying proxy card, date and sign it, and return it in the postage-paid envelope provided.

Voting by Telephone. You may vote your shares by telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries. Telephone voting is available 24 hours a day until 11:59 p.m. ET on the day before the annual meeting, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

In Person Attendance. You may vote your shares in person at the annual meeting. Even if you plan to attend the annual meeting in person, we recommend that you submit the accompanying proxy card or voting instructions, or vote by telephone or via the Internet, by the applicable deadline so that your vote will be counted if you later decide not to attend the annual meeting.

May I change my vote after I return my proxy?

Yes. You may revoke a previously granted proxy at any time before it is exercised by submitting to our Secretary a notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

How are proxy votes counted?

If you vote your common shares by completing the accompanying proxy card, or by voting on the Internet or by phone, and you do not revoke such proxy, your shares will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board of Trustees named in this proxy statement, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm, “FOR” the approval of the compensation of our named executive officers, and as recommended by our Board of Trustees with regard to any other matters which may properly come before the annual meeting, or, if no such recommendation is given, the persons designated as proxy holders on the proxy card will vote in accordance with their best judgment on such matter.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you should vote each of your accounts by Internet, phone or mail. If you mail proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. We hired Georgeson Inc. to serve as our proxy solicitors at a cost of $7,500. In addition to soliciting proxies by mail, our officers, Trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. We anticipate that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals and that we will reimburse such persons’ out-of-pocket expenses.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results for Proposals 1 through 3 will be published in a Current Report on Form 8-K and filed with the Securities and Exchange Commission, or SEC, within four business days following the annual meeting.

How can I obtain our Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is available electronically on our website at http://investors.cubesmart.com/CorporateProfile.aspx?iid=4095755. Our 2012 Annual Report on Form 10-K is not incorporated into this proxy statement and shall not be considered proxy solicitation material.

If you wish to have printed copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as a copy of any exhibit specifically requested, or printed copies of this proxy statement, we will mail these documents to you without charge. Requests should be sent to: Secretary of the Company, CubeSmart, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087. Our 2012 Annual Report on Form 10-K has been filed with the SEC and may be accessed from the SEC’s homepage at www.sec.gov.

Who should I contact if I have any questions?

If you have any questions about the annual meeting, these proxy materials or your ownership of our common shares, please contact our Secretary by telephone at (610) 293-5700 or by fax at (610) 293-5720.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees is currently comprised of eight Trustees.  The term of each Trustee expires at the annual meeting.  Our Board, upon the recommendation of its Corporate Governance and Nominating Committee, has nominated seven of the current Trustees for re-election: William M. Diefenderfer III, Dean Jernigan, Marianne M. Keler, John F. Remondi, Piero Bussani, Jeffrey F. Rogatz and John W. Fain.  Mr. LaRue, who has served on our Board since October 2004, is not a nominee, reflecting his desire to devote time to his other on-going business interests, and his term will expire at the annual meeting.  In addition, the Corporate Governance and Nominating Committee recommended to our Board of Trustees to nominate Deborah R. Salzberg to serve as a Trustee with a term expiring at the 2014 annual meeting.  Ms. Salzberg was identified as a potential Trustee candidate to the Committee through an independent, non-management Trustee.

The Board of Trustees recommends that shareholders vote in favor of the election of each of the eight nominees to serve as Trustees until the 2014 annual meeting of shareholders and until their successors are duly elected and qualified. Based on its review of the relationships between the Trustee nominees and us, the Board of Trustees affirmatively determined that seven of the eight nominees (William M. Diefenderfer III, Marianne M. Keler, John F. Remondi, Piero Bussani, Jeffrey F. Rogatz, John W. Fain and Deborah R. Salzberg) are “independent” Trustees under the rules of the NYSE.  See “Corporate Governance — Independence of Trustees.”

The Board of Trustees knows of no reason why any nominee would be unable or unwilling to serve as a Trustee. If any nominee is unable or unwilling to serve, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders will vote for the substitute nominee recommended by the Board of Trustees, or the Board of Trustees may decrease the size of our Board of Trustees, as permitted by our bylaws. Each nominee has consented to be named in this proxy statement and has agreed to serve if elected.

When considering whether nominees for Trustee have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Trustees to fulfill its oversight responsibilities effectively in light of our business and structure, the Corporate Governance and Nominating Committee and the Board of Trustees focused primarily on the information summarized in each of the Trustees’ individual biographies set forth below.

Nominees for Election

We have summarized below the backgrounds and principal occupations of each of our nominees for Trustee and, except with respect to Deborah R. Salzberg, the period during which he or she has served as a Trustee.

William M. Diefenderfer III, 67, has served as our Chairman of the Board of Trustees since February 2007 and as a Trustee since our initial public offering in October 2004. Mr. Diefenderfer has been a partner in the law firm of Diefenderfer, Hoover, Boyle & Wood since 1991. He served as Chief Executive Officer and President of Enumerate Solutions Inc., a privately-owned technology company that he co-founded, from 2000 to 2002. From 1992 to 1996, Mr. Diefenderfer served as Treasurer and Chief Financial Officer of Icarus Aircraft, Inc., a privately-owned aviation technology company. Mr. Diefenderfer served a two-year term on the Public Company Accounting Oversight Board’s Standing Advisory Group from 2004 through 2005. In October 2006, he accepted appointment to the Commission on the Future of American Veterans, the purpose of which is to formulate a clear plan to guide the U.S. Department of Veteran’s Affairs for the next twenty years. Mr. Diefenderfer serves as Vice-Chairman of the Board of Directors of Enumerate Solutions Inc., as well as chairman of its Audit Committee. He currently serves on the board of SLM Corporation, a publicly-traded company more commonly known as Sallie Mae, a leading provider of student loans and administrator of college savings plans. He is Chairman of Sallie Mae’s Finance and Operations Committee.

Relevant Areas of Experience: Mr. Diefenderfer has experience serving on boards of directors and has a background in accounting, including serving a term on the Public Company Accounting Oversight Board’s Standing Advisory Group.

Piero Bussani, 47, has served as a Trustee since February 2010. Since December 2004, Mr. Bussani has been General Counsel and Executive Vice President for WHM LLC (aka Luxury Resorts and Hotels), a leading luxury hotel management company that manages hotels and resorts owned by affiliates of the Blackstone Group. Mr. Bussani is responsible for overseeing and managing the legal, human resources and risk functions for the management and operation of hotels and resorts throughout the U.S. and Caribbean. Additionally, in 2012 Mr. Bussani became Chief Legal Officer for Invitation Homes, Blackstone’s residential home business.  From June 1996 through June 2007, Mr. Bussani served as General Counsel and Executive Vice President for Extended Stay America, Inc. and Extended Stay Hotels in Spartanburg, South Carolina. From July 1995 through June 1996, Mr. Bussani was Senior Real Estate Counsel for Blockbuster Entertainment Group in Fort Lauderdale, Florida. Mr. Bussani started his career as an associate in the litigation and real estate groups of Arent Fox Kintner Plotkin & Kahn in Washington D.C. where he worked from August 1991 through July 1995.

Relevant Areas of Experience: Mr. Bussani has significant experience as a general counsel in the hospitality industry, including combined business and legal experience with regard to customer retention, occupancy, and risk mitigation.

Dean Jernigan, 67, has been our Chief Executive Officer since April 2006 and also has served as a member of our Board of Trustees since that time. Mr. Jernigan served as our President from April 2006 to November 2008. From 2004 to April 2006, Mr. Jernigan served as President of Jernigan Property Group, LLC, a Memphis-based company that formerly owned and operated self-storage facilities in the United States. From 2002 to 2004, Mr. Jernigan was a private investor. From 1984 to 2002, he was Chairman of the Board and Chief Executive Officer of Storage USA, Inc., which was a publicly-traded self-storage REIT from 1994 to 2002. Mr. Jernigan served as a member of the National Association of Real Estate Investment Trusts’ Board of Governors from 1995 to 2002, and as a member of its Executive Committee from 1998 to 2002. Until its acquisition in May 2012, Mr. Jernigan served on the board of Thomas & Betts, Inc., a publicly-traded electrical components and equipment company.

Relevant Areas of Experience: Mr. Jernigan has experience with boards of directors and real estate investment trusts and, in particular, knowledge and experience in the self-storage industry. Mr. Jernigan has gained extensive knowledge of our business through his service as our Chief Executive Officer, his private self-storage investments, and his position with Storage USA, Inc.

Marianne M. Keler, 58, has served as a Trustee since March 2007. From 1985 to February 2006, Ms. Keler served in various positions with SLM Corporation, a publicly-traded company more commonly known as Sallie Mae. From 2005 to 2006, she served as Executive Vice President, Corporate Strategy, Consumer Lending and Administration, where she led several business lines, including SLM Financial. From 2001 to 2004, she was Executive Vice President and General Counsel for SLM. Ms. Keler was an attorney at the U.S. Securities and Exchange Commission from 1981 to 1984. She is a partner of Keler-Kershow, PLLC, a private law firm, and chairs the board of the American University in Bulgaria as well as the board of Building Hope, a charter school lender. Ms. Keler is a member of the board of directors of Sallie Mae Bank and the Institute for American Universities, and she serves on the board of regents of Georgetown University and the board of visitors of the Georgetown Law Center.

Relevant Areas of Experience: Ms. Keler has extensive finance, merger and acquisition, management, governance and risk management experience, including over 20 years of service as a senior corporate officer at a Fortune 100 financial services company.

John F. Remondi, 50, has served as a Trustee since November 2009. Mr. Remondi is President and Chief Operating Officer of SLM Corporation, a publicly-traded company more commonly known as Sallie Mae. Prior to rejoining SLM in 2008, Mr. Remondi served as Portfolio Manager to PAR Capital Management Corp. in Boston, Massachusetts, from 2005 to 2008. From 1999 to 2005, Mr. Remondi served in several financial positions with SLM, including Executive Vice President, Corporate Finance. In addition to his experience at SLM Corporation, Mr. Remondi served in corporate finance positions with New England Education Loan Marketing Corporation and BayBank Boston. Mr. Remondi is the Chairman of the Board of Directors of RIF — Reading is Fundamental as well as a Trustee of Xaverian Brothers High School in Westwood, Massachusetts.

Relevant Areas of Experience: Mr. Remondi has considerable financial management experience, including service as chief financial officer at a Fortune 100 financial services company.

Jeffrey F. Rogatz, 50, has served as a Trustee since January 2011. Mr. Rogatz is Managing Director with Robert W. Baird & Co., an investment banking firm. Previously, Mr. Rogatz was the co-founder of Palladian Realty Capital which provides consulting and advisory services to public and private real estate companies. In addition to Palladian Realty Capital, Mr. Rogatz was the founder and President of Triangle Real Estate Advisors LLC, a real estate asset management company, which is the manager of Triangle Real Estate Securities Fund LLC. Mr. Rogatz is also founder and President of Ridgeway Capital LLC, a real estate investment and advisory firm that invests in office, industrial and retail leased assets in the Mid-Atlantic area. Prior to founding Ridgeway Capital in 2001, Mr. Rogatz was chief financial officer of Brandywine Realty Trust, a NYSE-listed real estate investment trust. Prior to joining Brandywine in 1999, Mr. Rogatz was a managing director and head of the REIT practice for Legg Mason Wood Walker, Incorporated. Mr. Rogatz is a member of the Board of Directors of CapLease, Inc., a publicly traded diversified real estate investment trust, the Friends of Woodlawn Library, Inc. and Opera Delaware, and a member of the William and Mary Business School Foundation Board.

Relevant Areas of Experience: Mr. Rogatz has experience serving on boards of directors and has knowledge and experience working with real estate investment trusts. Mr. Rogatz has also gained knowledge of our industry as a result his involvement in real estate ownership, strategy, operation and investment through his roles with Palladian Realty Capital and Triangle Real Estate Advisors, LLC.

John W. Fain, 60, has served as a Trustee since May 2012.  Mr. Fain has served in various capacities at Overnite Transportation Company — now a part of UPS Freight, a subsidiary of UPS — since 1982, including as Senior Vice President — Sales and Marketing (1998 to 2012), Senior Vice President — Operations (1995-1998), and General Counsel (1982-1992). Mr. Fain was an associate, practicing real estate law, at McGuire Woods from 1978 until 1982. Mr. Fain is a member of the board of directors of the Virginia Trucking Association, the Greater Richmond YMCA (on which he has served as chairman emeritus since 2002), the Bon Secours Foundation, and Ramp Access Made Possible by Students (RAMPS). Mr. Fain also served as a director and a member of the audit committee of the Virginia Business Bank from 2006 until June 2011.

Relevant Areas of Experience: Mr. Fain has knowledge and experience in the transportation and logistics arena. In addition, Mr. Fain has also gained knowledge of our industry through his real estate law practice and his involvement in the operation and management of a large, logistics organization with multiple facilities nationwide.

Deborah R. Salzberg, 60, is the President of Forest City Washington, Inc., a Washington, D.C. based real estate firm specializing in the development, construction, ownership and management of mixed-use, commercial, residential, and military housing developments and has served in various capacities with Forest City since 1985.  Ms. Salzberg is also President of RMS Investment Corporation, an integrated family office.  Prior to joining Forest City, Ms. Salzberg was a trial attorney in the Civil Division of the U.S. Department of Justice.  Ms. Salzberg is a member of the Board of Directors of Forest City Enterprises, Inc. and the Boards of Trustees for George Washington University, Kenyon College, the District of Columbia Building Industry Council, and the White House Fellows Regional Selection Committee.

Relevant Areas of Experience:  Ms. Salzberg has experience serving on boards of directors and has knowledge and experience in the planning, development, construction and management of new construction, adaptive re-use and redeveloped real estate projects through her roles and responsibilities with Forest City Washington, Inc.

OUR BOARD OF TRUSTEES UNANIMOUSLY
RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE NOMINEES.

CORPORATE GOVERNANCE

Corporate Governance Documents

Our Board of Trustees maintains corporate governance guidelines and a code of business conduct and ethics. To view the corporate governance guidelines and code of business conduct and ethics, as well as the charters of each of the committees of the Board, please visit our website at www.cubesmart.com. Each of these documents is also available in print, free of charge, to any shareholder who requests them in writing to the Secretary, CubeSmart, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087.

Independence of Trustees

NYSE listing standards require listed companies to have a majority of independent board members and to have each of the nominating/corporate governance, compensation and audit committees comprised solely of independent Trustees. Under the listing standards and other independence requirements of the NYSE, in order for a Trustee to qualify as “independent,” our Board of Trustees must affirmatively determine that the Trustee has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The NYSE rules currently provide that a Trustee who has any of the following relationships or arrangements will not qualify as independent:

•                                          The Trustee is, or has been within the last three years, an employee of ours, or an immediate family member of the Trustee is, or has been within the last three years, an executive officer of ours.

•                                          The Trustee has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us (excluding compensation in the form of Board fees and Board committee fees and pension or other forms of deferred compensation not contingent on continued service).

•                                          (A) The Trustee or an immediate family member is a current partner of a firm that is our internal or external auditor; (B) the Trustee is a current employee of such a firm; (C) the Trustee has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Trustee or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

•                                          The Trustee or an immediate family member of the Trustee is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

•                                          The Trustee is a current employee, or an immediate family member of the Trustee is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Our Board of Trustees evaluated the status of each Trustee who served on our Board during 2012 and of Deborah R. Salzberg.  After broadly considering all facts and circumstances (including Mr. Rogatz’s affiliation with Baird & Co.), our Board of Trustees affirmatively determined that each of our Trustees (other than Mr. Jernigan) and Ms. Salzberg meets the independence requirements of the NYSE because each has no known relationship (material or otherwise) with us.  Our Board determined that Mr. Jernigan is not independent because of his position as our Chief Executive Officer.

Hedging Policy; Restriction on Pledges

Our executives and Trustees are prohibited from hedging their ownership or offsetting any decline in the market value of our shares, including by trading in publicly-traded options, puts, calls or other derivative instruments related to our shares.  In addition, in February 2013, we changed our restrictive policy on pledges of company securities to prohibit executives and Trustees from pledging company securities.  Our prohibition applies to pledges effected from and after the date of the change and not to pledges in effect prior to the change.

Oversight of Risk Management

Risk is inherent in business and we are exposed to a number of risks and we regularly identify and evaluate these risks and develop enterprise-based plans to manage them effectively. Our Board of Trustees and management consider risk for these purposes to be the possibility that an undesired event could occur that adversely affects the achievement of our objectives. Risks vary in many ways, including the ability of the Company to anticipate and understand the risk, the types of adverse impacts that could occur if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the Company to control the risk and the potential adverse impacts. A discussion of particular risks identified by the Company is included in our most recent Annual Report Form 10-K filed with the SEC on February 28, 2013.

Our Board of Trustees and the relevant Board Committees that report on their deliberations to the Board have oversight of our risk management policies and procedures. In addition, our President, Chief Operating Officer and Chief Investment Officer, Chief Financial Officer and Chief Legal Officer are directly responsible for our enterprise risk management function and report to our Board of Trustees and the relevant Board Committees in this regard to discuss the risks facing us, highlight any new risks that may have arisen since they last met, and develop programs and recommendations to determine the sufficiency of risk identification and the appropriate manner in which to control risk. The relevant Board Committees then report their discussions with the President, Chief Operating Officer and Chief Investment Officer, Chief Financial Officer and Chief Legal Officer regarding our risk management efforts to our Board of Trustees for consideration. Our Board of Trustees and its Committees oversee risks associated with their respective principal areas of focus as summarized below:

Board Committee	Primary Area of Risk Oversight
Audit

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Corporate Governance and Nominating	Risks and exposures associated with leadership and succession planning; and corporate governance.
Compensation

Risks and exposures associated with executive compensation programs and arrangements, including incentive plans. See “Compensation Discussion and Analysis — Additional Compensation Information — Compensation and Risks.”

In fulfilling their risk management responsibilities, our President, Chief Operating Officer and Chief Investment Officer, Chief Financial Officer and Chief Legal Officer have developed management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management and mitigation of critical risks. Our President, Chief Operating Officer and Chief Investment Officer, Chief Financial Officer and Chief Legal Officer work closely with members of executive and senior management, including our Chief Executive Officer, the heads of each Company department, and financial and accounting staff to maintain these management reporting processes. Not less than quarterly, the President, Chief Operating Officer and Chief Investment Officer, Chief Financial Officer and Chief Legal Officer conduct a risk disclosure meeting with all members of senior management and the heads of each Company department to discuss financial (accounting, credit, liquidity, and tax), legal, regulatory, compliance and reputational risks. Our executives also report directly to our Board on at least an annual basis to apprise them directly of our risk management efforts.

Members of our senior management also participate in the implementation of our risk management policy. Not less than annually, senior management and the heads of each Company department conduct a review of all enterprise risk management policies and procedures and recommend revisions to company controls and policies. Finally, we retain outside consultants to review risks facing us and to recommend policies and programs to minimize the impact of any risks identified in connection with such review.

Communications with the Board

Shareholders and other interested parties may communicate with the Board of Trustees or with the non-management Trustees, as a group or individually, by communicating directly with the Chairman of the Board of Trustees. Please send any correspondence in writing to the “Chairman of the Board” c/o Secretary of CubeSmart, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087, who will then directly forward your correspondence to the Chairman of the Board of Trustees. The Chairman will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

POLICIES AND PROCEDURES REGARDING REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Under our declaration of trust, we may enter into any contract or transaction with a Trustee, officer, employee or agent, or any person affiliated with any of them, in which such person has a material financial interest, provided that (i) the Board of Trustees is made aware of the interest and a majority of the disinterested Trustees approves or ratifies the contract or transaction; (ii) our shareholders are made aware of the interest and holders of a majority of our outstanding shares entitled to vote (excluding shares owned by the interested party) approve or ratify the contract or transaction; or (iii) the contract or transaction is fair and reasonable to us.

As set forth in our corporate governance guidelines, our Board of Trustees adopted a policy providing that transactions with a Trustee who has a personal or financial interest (direct or indirect) should be scrutinized carefully to ensure that the transaction is in our best interests and will not otherwise create a conflict of interest. Without the approval of a majority of the disinterested Trustees, we will not enter into a transaction or arrangement (including utilizing the services of any Trustee to provide legal, accounting, financial, consulting or other similar services) in which a Trustee has a material personal or financial interest (direct or indirect). Whether an interest is a material personal or financial interest in a transaction or arrangement will be determined by the Board of Trustees on a case-by-case basis, but at a minimum a Trustee will be considered to have a material personal or financial interest in a transaction or arrangement if we would be required to disclose such transaction or arrangement in our proxy statement or in our Annual Report on Form 10-K. The interested Trustee will not participate in any Board discussion regarding the matter in which he or she has such an interest. For purposes of this policy, the disinterested Trustees will consider the interests of any entity with which a Trustee is affiliated, any immediate family member of a Trustee, and any entity in which a Trustee’s immediate family member has a material interest.

Pursuant to its charter, our Corporate Governance and Nominating Committee is responsible for reviewing any transactions and arrangements with our Trustees and making a recommendation to the Board of Trustees concerning such transactions and arrangements. The Corporate Governance and Nominating Committee maintains written procedures regarding general related party transactions and office lease agreements between the Company and related parties. Below is a description of the material features of these procedures, including types of transactions that are covered by them and the standards applied in evaluating transactions and arrangements with Trustees and executive officers.

General Related Party Transaction Procedures

The General Related Party Transaction Procedures govern the review of transactions and arrangements in which Trustees or executive officers may have a direct or indirect interest that, while not technically requiring approval of the disinterested Trustees under our declaration of trust or our corporate governance guidelines, may nonetheless be advisable to be reviewed and approved by the Corporate Governance and Nominating Committee to ensure that related party transactions are properly reviewed and, if necessary, approved first by the Corporate Governance and Nominating Committee, and if appropriate, by a majority of disinterested Trustees. The procedures outline: (i) requirements and procedures for Trustees and executive officers to report any potential related party transaction to our compliance officer (currently, our Chief Legal Officer); (ii) the procedures our compliance officer follows in collecting and submitting to the Chairman of the Corporate Governance and Nominating Committee information regarding potential related party transactions; (iii) the Corporate Governance and Nominating Committee’s process for reviewing and evaluating potential related party transactions; and (iv) the process used by the disinterested Trustees in reviewing and evaluating a potential related party transaction once approved by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may consult with legal counsel as it considers all of the information compiled by our compliance officer and evaluates material issues raised and factors relating to the transaction. The Corporate Governance and Nominating Committee determines whether it is appropriate and advisable for us to engage in the transaction on the basis of whether the transaction is fair, reasonable and in our best interests, and if so, whether the proposed transaction requires approval by the disinterested members of the Board of Trustees.

TRANSACTIONS WITH RELATED PERSONS

Pursuant to lease agreements that our operating partnership entered into with Amsdell and Amsdell (an entity owned by Barry L. Amsdell and Robert J. Amsdell, former Company Trustees) during 2005 and 2006, we rented office space from Amsdell and Amsdell at The Parkview Building, a multi-tenant office building of approximately 40,000 square feet located at 6745 Engle Road, Middleburg Heights, Ohio and an office building of approximately 18,000 square feet located at 6751 Engle Road. Each of these properties is part of Airport Executive Park, a 50-acre office and flex development located in Cleveland, Ohio, which is owned by Amsdell and Amsdell. Our independent Trustees approved the terms of, and entry into, each of the office lease agreements by our operating partnership. The table below shows the office space subject to these lease agreements and certain key provisions, including the term of each lease agreement and the minimum and maximum rents payable per month during the term.

Office Space	Approximate Square Footage	Term	CubeSmart Subleased the Space to a Third Party (1)	Fixed Minimum Rent Per Month	Fixed Maximum Rent Per Month
6745 Engle Road — Suites 105, 115, 130, 215 and 300; and 6751 Engle Road — Suites E and F	21,900	12/31/2014	Yes (except Suites E and F)	$25,673	$31,205
6745 Engle Road — Suite 100	2,212	12/31/2014	Yes	$3,051	$3,709
6745 Engle Road — Suite 110	1,731	12/31/2014	Yes	$2,387	$2,901
6751 Engle Road — Suites C and D	3,000	12/31/2014	No	$3,137	$3,771

(1) The operating partnership and Amsdell and Amsdell, an entity owned by Robert and Barry Amsdell, entered into a First Amendment to Lease which modified certain terms of all of the lease agreements the operating partnership has with Amsdell and Amsdell for office space in Cleveland, Ohio. The First Amendment provided the operating partnership the ability to assign or sublease the office space previously used for its corporate office and certain operations. Separately, Amsdell and Amsdell consented to the operating partnership’s proposed sublease of approximately 22,000 square feet of office space covered by the aforementioned leases.

In addition to monthly rent, the office lease agreements require that our operating partnership reimburse Amsdell and Amsdell for certain maintenance and improvements to the leased office space. The total amount of lease payments incurred under the five office leases for the year ending December 31, 2012 was approximately $0.5 million. The total future minimum rental payment due under the related party lease agreements to the related party as of December 31, 2012 are as follows:

Related Party Amount (in thousands)
2013	$499
2014	$499
Total	$998

During 2012, we paid Mr. Jernigan’s son-in-law, Jonathan Perry, who is our Senior Vice President - Investments, salary and benefits with an aggregate value of approximately $561,000.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

Board of Trustees Meetings

Our Board of Trustees holds regular and special meetings throughout the year. During 2012, the Board of Trustees held five (5) meetings, including telephonic meetings. Each Trustee is expected to attend, in person or by telephone, all Board meetings and meetings of committees on which he or she serves. During 2012, each Trustee attended at least 75 percent of the Board of Trustees and committee meetings on which he or she served. Pursuant to our corporate governance guidelines, all of our Trustees are expected to attend our annual meetings of shareholders. All of our Trustees then serving on our Board attended our 2012 annual shareholders meeting.

Non-Executive Chairman of the Board; Executive Sessions

Our Board believes that independent Board leadership is a critical component of our corporate governance. William M. Diefenderfer III serves as our Non-Executive Chairman of the Board of Trustees and Dean Jernigan serves as our Chief Executive Officer and as a Trustee. We believe that separating the positions of Chairman and Chief Executive Officer is currently appropriate for us given Mr. Diefenderfer’s business, legal, accounting and management experience and his knowledge and experience with our company. Additionally, separating the positions of Chairman and Chief Executive Officer allows us to achieve independent oversight and evaluation of our senior management and assures effective communication between the Board of Trustees and senior management on corporate strategy, while simultaneously allowing our Chief Executive Officer to focus on growing our business and implementing our strategic business plans. As Non-Executive Chairman of the Board, Mr. Diefenderfer is charged primarily with:

•                                          presiding over meetings of our Board of Trustees and shareholders, including executive sessions of the non-management Trustees;

•                                          establishing an agenda and setting the timing and length for each Board meeting in collaboration with our Chief Executive Officer and other Trustees and meeting with our Chief Executive Officer following each meeting to discuss any open issues and follow-up items;

•                                          facilitating and coordinating communication among the non-management Trustees and our Chief Executive Officer and an open flow of information between management and our Board;

•                                          facilitating and coordinating communication among our shareholders and our Board;

•                                          periodically meeting with each non-management Trustee;

•                                          serving as an ex-officio member of each Board committee;

•                                          providing assistance to and consulting with our Chief Executive Officer, as necessary;

•                                          coordinating the periodic review of management’s strategic plan; and

•                                          performing such other duties and services as our Board may require.

Pursuant to our corporate governance guidelines and the independence requirements of the NYSE, in order to promote open discussion among independent Trustees, our Board of Trustees devotes a portion of each regularly scheduled Board meeting to sessions of non-management Trustees without management participation. The Chairman of the Board presides over these sessions.

Board Committees

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of these committees are “independent” of us as that term is defined in the listing standards and other independence requirements of the NYSE. Our Board of Trustees has adopted a written charter for each of its standing committees. The full text of each charter is available on our website, www.cubesmart.com, under “Investor Relations.” In addition, each charter is also available in print, free of charge, to any shareholder who requests a copy in writing to the Secretary, CubeSmart, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087.

The table below provides current membership information for each of the Board committees and the number of meetings held by each committee during 2012:

Name (1)	Audit	Compensation	Corporate Governance and Nominating
M. M. Keler	X		X
D. J. LaRue			X
J.F. Remondi	X	Chair
P. Bussani		X	Chair
J. F. Rogatz	Chair	X
J.W. Fain	X	X
Number of Meetings in 2012	4	5	3

(1)                   Mr. Diefenderfer, our Chairman of the Board of Trustees, serves as an ex officio member of each committee.

Audit Committee

The principal purposes of the Audit Committee are to assist the Board of Trustees in the oversight of:

•                                          the integrity of our financial statements;

•                                          our compliance with legal and regulatory requirements;

•                                          the qualification and independence of our independent registered public accounting firm; and

•                                          the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and is also responsible for reviewing with our independent registered public accounting firm any audit problems or difficulties they encounter in the course of their audit. The Audit Committee is also charged with the tasks of reviewing our financial statements, any financial reporting issues and the adequacy of internal controls with management and our independent registered public accounting firm.

Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees determined that Messrs. LaRue, Remondi, and Rogatz are each an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

The principal purposes of the Compensation Committee are to:

•                                          review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with our other independent Trustees, the appropriate level and structure of the Chief Executive Officer’s compensation;

•                                          determine and approve, either as a committee or together with our other independent Trustees, the compensation of the other executive officers;

•                                          review and recommend succession plans for our key officers;

•                                          make recommendations to the Board of Trustees regarding compensation of Trustees; and

•                                          recommend, implement and administer our incentive and equity-based compensation plans.

Our Compensation Committee’s primary responsibility is to determine and implement our compensation policies and practices. In connection with its review and approval of compensation levels and structure, the Committee has authority to approve grants of equity-based awards to our executive officers, including our Chief Executive Officer, and our employees. With respect to compensation of our executives other than our Chief Executive Officer, the Committee considers recommendations made by our Chief Executive Officer with respect to compensation of executive officers who report directly to him. In addition, the Board of Trustees has delegated to our Chief Executive Officer the authority to make one-time grants of equity-based awards to non-executive new hires in an amount not to exceed the equivalent of $100,000. Our Chief Executive Officer must regularly report to the Compensation Committee information concerning the grants that are made pursuant to this authority. The Board of Trustees has not delegated authority with respect to executive or Trustee compensation to any other group or person.

In carrying out its duties, the Compensation Committee has sole authority, pursuant to its charter, to retain advisors, including compensation consultants and legal counsel, to advise the Compensation Committee on executive compensation matters. The Compensation Committee also has authority to delegate to one or more subcommittees as it deems necessary and appropriate. In addition, the Compensation Committee has the authority to approve any such advisor’s or consultant’s fees and other terms of engagement. In May, 2011, the Compensation Committee selected Fredric W. Cook & Co., Inc., an independent compensation consultant, to review our existing compensation and benefits program, analyze competitive market compensation practices and make recommendations relating to our executive compensation programs.  Our Compensation Committee assessed the independence of Fredric W. Cook & Co., Inc. under NYSE rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.  Factors considered by the Committee include: (i) whether other services are provided to us by Fredric W. Cook & Co., Inc. or its representatives; (ii) the amount of fees received by Fredric W. Cook & Co., Inc. from us as a percentage of its total revenue; (iii) policies of Fredric W. Cook & Co., Inc. designed to prevent conflicts of interest; (iv) the absence of any business or personal relationship of representatives of Fredric W. Cook & Co., Inc. or its representatives with a member of the Committee; (v) whether Fredric W. Cook & Co., Inc. or its representatives own any of our securities; and (vi) whether Fredric W. Cook & Co., Inc. or its representatives have any business or personal relationship with any of our executive officers.

In 2012, the Compensation Committee worked with our Chief Executive Officer, whose retirement was announced in June 2012 and is effective December 31, 2013, to develop a succession plan.  After discussion among our Compensation Committee, our Chief Executive Officer, and the other independent members of our Board of Trustees, on February 20, 2013, the Board of Trustees appointed Christopher P. Marr to the position of President and Chief Executive Officer effective upon Mr. Jernigan’s retirement date.

With respect to compensation of Trustees, our Compensation Committee has the authority to make recommendations to the Board of Trustees regarding compensation levels and structure. The Board of Trustees, however, has the ultimate authority to approve Trustee compensation levels and grants of equity-based awards to our Trustees.

The Compensation Committee currently consists of Messrs. Remondi (Chair), Bussani, Fain, and Rogatz. Each member of our Compensation Committee is independent within the meaning of the listing standards and other independence requirements of the NYSE.

Compensation Committee Interlocks and Insider Participation

Mr. Bussani, Mr. Fain, Mr. Remondi, and Mr. Rogatz served on the Compensation Committee during 2012. None of the members of the Compensation Committee during 2012 or as of the date of this proxy statement is or has been an officer or employee of ours and no executive officer of ours served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Trustees.

Corporate Governance and Nominating Committee

The principal purposes of the Corporate Governance and Nominating Committee are to:

•                                          identify individuals that are qualified to serve as Trustees;

•                                          recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of Trustee nominees for each annual meeting of shareholders;

•                                          periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;

•                                          develop, recommend, implement and monitor our corporate governance guidelines and our code of business conduct and ethics;

•                                          review any related party transactions and procedures for evaluating and approving such transactions;

•                                          oversee the evaluation of the Board of Trustees and management; and

•                                          ensure that we are in compliance with all NYSE corporate governance listing requirements.

The Board of Trustees has adopted a policy to be used for considering potential Trustee candidates to continue to ensure that our Board of Trustees consists of a diverse group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a Trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for Trustee must possess:

•                                          the highest professional and personal ethics and values;

•                                          a commitment to enhancing shareholder value;

•                                          broad experience at the policy-making level in business, government, education, technology or public interest;

•                                          an ability to provide insights and practical wisdom based on experience and expertise;

•                                          a willingness and ability to devote adequate time and resources to diligently perform Board duties;

•                                          a reputation, both personal and professional, consistent with our image and reputation; and

•                                          an ability to exercise sound judgment and make independent analytical inquiries.

In addition to the minimum qualifications listed above, the Corporate Governance and Nominating Committee believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

•                                          whether the person possesses specific expertise and familiarity with general issues affecting our business;

•                                          whether the person’s nomination and election would enable the Board of Trustees to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC;

•                                          whether the person would qualify as an “independent” Trustee under the listing standards and other independence requirements of the NYSE and our corporate governance guidelines;

•                                          the importance of continuity of the existing composition of the Board of Trustees; and

•                                          the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee will seek to identify Trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees and (c) our shareholders. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified Trustee candidates. From time to time, the Corporate Governance and Nominating Committee retains the services of the National Association of Corporate Directors, or NACD, and other advisors to identify potentially qualified candidates for the Board of Trustees.

As part of the identification process, the Corporate Governance and Nominating Committee determines the optimal size of the Board, assessing the future needs based on anticipated Trustee vacancies, the value of specific industry expertise, and the willingness of existing Trustees to continue to serve as Trustees if re-nominated. Once a Trustee candidate has been identified, the Corporate Governance and Nominating Committee will evaluate the candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Existing Trustees who are being considered for re-nomination are re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending Trustee candidates. The Corporate Governance and Nominating Committee will consider all persons recommended by shareholders in the same manner as all other Trustee candidates provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws. For more information see the section entitled “Other Matters — Shareholder Proposals and Nominations for the 2014 Annual Meeting” below.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee recommends to the Board of Trustees the nomination of a number of candidates equal to the number of Trustees expected to be elected at the next annual meeting of shareholders. The Board of Trustees selects the Trustee nominees for shareholders to consider and vote upon at the annual meeting.

TRUSTEE COMPENSATION

Trustee Compensation Table for 2012

The table below shows the actual amounts earned by our Trustees for their service during 2012. As an employee of the Company, Mr. Jernigan does not receive compensation for his service as a Trustee. Compensation paid to Mr. Jernigan can be found in the table captioned “Summary Compensation Table for 2012.”

Name (1)	Fees Earned or Paid in Cash (2)	Share Awards (3)	All Other Compensation (4)	Total
W. M. Diefenderfer III	$90,000	$75,374	$5,336	$170,710
M. M. Keler	$57,500	$75,374	$2,197	$135,071
D. J. LaRue	$47,500	$75,374	$9,640	$132,514
J.F. Remondi	$80,000	$75,374	$2,197	$157,571
P. Bussani	$65,000	$75,374	$2,197	$142,571
J. Rogatz	$80,000	$75,374	$2,191	$157,565
J.W. Fain	$35,410	$32,907	$465	$68,782

(1)                   Each person listed served as our Trustee for all of 2012, except that Mr. Fain joined the Board on May 30, 2012.

(2)                   Includes fees paid in connection with: (a) the annual retainer for service on the Board; (b) the annual retainer for service on the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, as applicable; (c) the annual retainer for the Chairman of the Board of Trustees and the Chairman of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, as applicable.

(3)                   On January 25, 2012, each Trustee was granted 6,635 restricted shares (except for Mr. Fain who was awarded 2,907 restricted shares on May, 30, 2012), which restricted shares vest on the earlier of one year from the grant date and the 2013 annual meeting. The amounts listed in this column reflect the grant date fair value of the award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 15, “Share-Based Compensation Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 28, 2013. As of December 31, 2012, each of the non-employee Trustees named above had 6,635 (except Mr. Fain who had 2,907) unvested restricted shares outstanding.

(4)                   All other compensation includes dividends paid on unvested restricted shares, deferred shares under the 2006 CubeSmart Trustees Deferred Compensation Plan and dividend equivalents paid on phantom shares issued under the 2008 Amended CubeSmart Trustees Deferred Compensation Plan. See “Trustees Deferred Compensation Plan” below.

Cash Compensation

For 2012, cash compensation to our independent Trustees consisted of the following payments: (i) annual retainer for service on the Board of $40,000; (ii) annual retainer of $50,000 for the Chairman of the Board of Trustees; (iii) annual retainer of $20,000 for service as the chairman of the Audit Committee; (iv) annual retainer of $20,000 for service as chairman of the Compensation Committee; (v) annual retainer of $7,500 for service as chairman of the Corporate Governance and Nominating Committee; and (vi) an additional annual retainer of $10,000 for service as a member of each of the Audit Committee, Compensation Committee and the Corporate Governance and Nominating Committee. Non-employee Trustees may receive additional fees for service on strategic initiatives or other special committees that the Board of Trustees may from time to time establish.

Equity Awards

In addition to the cash compensation paid to independent Trustees for their Board service, on January 25, 2012 we granted to each independent Trustee (except for Mr. Fain) 6,635 restricted shares with an aggregate value for each Trustee of $75,374, which value was determined based on the average of the trailing 30-day closing price for our common shares preceding the date of grant, and which reflects factors such as risk of forfeiture, dividend yield and vesting term. On May 30, 2012, in connection with his appointment to the Board, Mr. Fain received a grant of 2,907 restricted shares, with an aggregate value of $32,907 based on the average of the trailing 30-day closing price for our common shares preceding the date of grant. The restricted shares granted to our Trustees vested on the first anniversary of the applicable date of grant.

Trustees Deferred Compensation Plan

In December 2006, our Board of Trustees approved the CubeSmart Trustees Deferred Compensation Plan (“Deferred Trustees Plan”), which was amended in December 2008 in order to bring such plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, or the Code. New deferrals under the former deferred compensation plan were suspended upon adoption of the Deferred Trustees Plan. At December 31, 2012, an aggregate of 5,246 deferred shares were outstanding under the former plan.

Pursuant to the Deferred Trustees Plan, the Board of Trustees designated non-employee Trustees as eligible participants. Participants may elect each plan year to defer all or a portion of their compensation and have such amounts credited to accounts until distributed in accordance with the plan and the participants’ distribution elections. Each distribution account is credited with the returns of the investment options selected by plan participants, which include investment options that are available in our 401(k) plan, or such other investment funds as the Board of Trustees may designate from time to time. At December 31, 2012, an aggregate of approximately 28,363 phantom shares were allocated to the accounts of plan participants, including phantom shares resulting from reinvestment of dividend equivalents.

EXECUTIVE OFFICERS

Current Executive Officers

Set forth below is background information on each of our executive officers as of April 10, 2013, other than Mr. Jernigan, whose background is described above under “Election of Trustees — Nominees for Election.”

Christopher P. Marr, 48, has served as our President, Chief Operating Officer and Chief Investment Officer since May 2012.  Mr. Marr served as our President and Chief Investment Officer from November 2008 to May 2012.  Mr. Marr served as our Chief Financial Officer from June 2006 to November 2008. Mr. Marr was Senior Vice President and Chief Financial Officer of Brandywine Realty Trust, a publicly-traded office REIT, from August 2002 to June 2006. Prior to joining Brandywine Realty Trust, Mr. Marr served as Chief Financial Officer of Storage USA, Inc., a publicly-traded self-storage REIT, from 1998 to 2002.

Timothy M. Martin, 42, has served as our Chief Financial Officer since November 2008. Mr. Martin served as our Senior Vice President and Chief Accounting Officer from December 2006 to November 2008. He previously was employed by Brandywine Realty Trust from 1997 to December 2006, serving as Vice President, Finance and Treasurer from January 2006 to December 2006, as Brandywine’s Principal Financial Officer from May 2006 to December 2006, as Vice President and Chief Accounting Officer from March 2004 to January 2006, and as Director, Financial Analysis from 2001 to March 2004. Prior to joining Brandywine, Mr. Martin served as a member of the audit staff of Arthur Andersen, LLP’s Philadelphia office, specializing in real estate.

Jeffrey P. Foster, 43, has served as our Senior Vice President, Chief Legal Officer and Secretary since February 2009. From April 2003 to February 2009, Mr. Foster served as Senior Vice President and Associate General Counsel of Gramercy Realty, a division of Gramercy Capital Corp., a publicly traded office REIT (formerly known as American Financial Realty Trust). Prior to joining American Financial Realty Trust, Mr. Foster was an associate with Morgan, Lewis & Bockius, LLP from 1999 to 2003.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Compensation Committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Respectfully submitted,

The Compensation Committee of the Board of Trustees

John F. Remondi, Chairman
Piero Bussani
John W. Fain
Jeffrey F. Rogatz

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee determines the compensation for our executive officers, sets corporate goals and objectives with respect to executive compensation, evaluates performance against those goals and objectives, and determines the appropriate level and structure of executive compensation based on its evaluation. In carrying out these duties during 2012, the Compensation Committee considered, among other things, analyses prepared by independent compensation consultant Fredric W. Cook & Co., Inc., which the Compensation Committee engaged in May 2011 as an independent compensation consultant to advise regarding our executive compensation programs. Our philosophy with respect to, and our objectives in setting, executive compensation are discussed below. As a part of this discussion, we also outline the elements of compensation awarded to, earned by, or paid to the named executive officers.

Compensation Philosophy and Objectives

We desire to build and maintain a superior executive management team to forge our business strategy and lead us to profitable growth. We believe success in accomplishing these goals will, in part, depend on the effectiveness of our executive compensation programs, which are designed to compensate and reward executive officers for the achievement of corporate goals and desired business results and for their personal contributions in the execution of our business strategy. Excellence in corporate and individual performance is our primary objective, and tying a significant portion of overall executive compensation to the achievement of our corporate goals is our philosophy. The Compensation Committee believes that the most effective executive compensation programs are designed to reward the achievement of specific annual, long-term and strategic goals that align executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.

In setting executive compensation, we endeavor to:

•                                          provide compensation that is sufficient to attract and retain the very best possible executive talent;

•                                          provide a significant portion of total compensation linked to achieving performance goals that we believe will create shareholder value in the short and long-term to ensure that executive officers maintain an ongoing personal stake in our company; and

•                                          encourage executive officers to achieve superior individual performance.

2012 Executive Compensation Program

The Compensation Committee engaged Fredric W. Cook & Co., Inc., an independent compensation consultant, to review our existing compensation and benefits program, analyze competitive market compensation practices and make recommendations on our 2012 executive compensation program to achieve the objectives described above. Representatives of Fredric W. Cook & Co., Inc. were present at several of the Compensation Committee’s meetings and met with the Compensation Committee in executive session, where no members of management were present.

Fredric W. Cook & Co., Inc. provided the Compensation Committee with multiple market reference points, including compensation data compiled from the proxy statements of a group of 18 REITs with a median market capitalization of $1.56 billion.

As part of its process of designing our compensation programs, the Compensation Committee carefully considered the appropriate market reference points for determining pay competitiveness and determined that the comparative group for benchmarking purposes should represent the marketplace in which we are likely to compete for talent. The Compensation Committee faced challenges in determining a comparative peer group, including the fact that market data specific to our self-storage peers is limited to three companies.  The Compensation Committee reviewed and discussed the compensation data compiled by Fredric W. Cook & Co., Inc. In light of the top talent recruited from different industries, the caliber and diverse backgrounds of our named executive officers, the challenging economic environment facing our management team and our desire to retain a superior executive management team, the Compensation Committee considered and established executive compensation levels to reflect these diverse factors.

For our 2012 executive compensation program, our Compensation Committee, taking into consideration the views of Fredric W. Cook & Co., Inc., replaced the peer group used in our 2011 executive compensation program. Listed below are the companies that comprise our 2012 peer group.

REIT Group Companies (15)

Acadia Realty Associated Estates Realty Cousins Properties Incorporated Education Realty Trust Equity Lifestyle Properties, Inc. First Potomac Realty Trust	Glimcher Realty Trust Healthcare Realty Trust, Inc. Hersha Hospitality Trust Inland Real Estate Corporation Medical Properties Trust National Retail Properties, Inc.	Post Properties PS Business Parks, Inc. Tanger Factory Outlet Centers, Inc.

Storage REIT Group Companies (3)

Extra Space Storage Inc. Public Storage, Inc. Sovran Self Storage Inc.

In considering executive compensation decisions, the Compensation Committee also reviews tally sheets prepared for each named executive officer. The tally sheets present the dollar amounts of each component of compensation awarded to the named executive officers, including base salary, annual incentive, accumulated deferred compensation balances, outstanding equity awards, defined contribution retirement plan, potential payments under the employment agreements for Messrs. Jernigan, Marr and Martin or the employment letter agreement for Mr. Foster, severance payments, perquisites and other benefits. The overall purpose of the tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation in certain circumstances so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix), as well as the total amount of compensation.

In light of the strong shareholder support for the Company’s executive compensation program, as reflected in the shareholders’ adoption of an advisory resolution approving executive compensation contained in the 2012 proxy statement, the review of the tally sheets and the information provided by Fredric W. Cook & Co., Inc., the Committee concluded that no changes were required to be made to the overall structure of our 2012 executive compensation program; however, the base salary paid to Mr. Martin was increased from $275,000 to $315,000 and the base salary paid to Mr. Foster was increased from $255,000 to $280,000.  The Committee also increased Mr. Martin’s target for long-term incentive compensation from $340,000 to $400,000.

Compensation Components

Our executive compensation program consists of three principal components: salary, annual incentive compensation and long-term incentive compensation. The design and objective of each component of our 2012 executive compensation are set forth below. Using market data provided by Fredric W. Cook & Co., Inc., combined with our desire to retain a superior executive management team, the Compensation Committee determined the appropriate percentages of salary, annual incentive compensation and long term incentive compensation components. There is no predefined or preferred weighting among salary, annual incentive compensation and long term incentive compensation to achieve the goals established by the Compensation Committee. Decisions regarding the components of salary and the salary targets for 2012 were made in the first quarter of 2012.

Component	Design	Objective
Salary	• To provide a base level of cash compensation for annual services; to recognize individual performance; and to retain and motivate executive talent.	• Reflect the caliber and background of talent, as well as new hire / current market rates.
Annual Incentive

•            Annual incentive dependent upon achievement of (i) financial performance (60%), (ii) strategic goals (30%), and (iii) individual performance objectives (10%).

•            Payout ranges from 50% to 200% of target award, except that the portion tied to individual performance objectives is limited to a maximum 150% of target payout.

•            Align the executive management team to common goals and objectives.

•            Reflect that the highest priorities for us in 2012 were to maximize financial performance for our shareholders (60% of the annual incentive was targeted to that objective) and improve our portfolio quality and performance (30% of the annual incentive was targeted to that objective).

•            Reward (through a portion of this annual incentive) the individual performance of each executive.

•            Create a variable earning opportunity tied to key performance goals.

Long-Term Incentive

•            Annual grant values of long-term awards were allocated as follows: (i) 1/3 in stock options, (ii) 1/3 in restricted shares, and (iii) 1/3 in performance units, except for the Chief Executive Officer who received an award consisting entirely of restricted shares.

•            Emphasize retention and provide leverage opportunities through options.

•            Maintain consistency with general industry practice with a combination of stock options and restricted shares.

•            Emphasize retention and performance and promote alignment with shareholder interests.

•            Align with competitive pay practices among REITs and in the broader U.S. market of mixing restricted shares, performance units and options.

•            Promote shareholder value generation.

•            Align executive compensation with return to shareholders.

Total Cash Compensation

Base Salary. Base salary is the fixed component of pay for our named executive officers and is intended to provide a base level of compensation for the position. Factors considered in determining base salaries included the executive’s scope of responsibilities, a market competitive assessment of similar roles at a peer group of general industry companies, and the performance of the individual executive. Minimum base salaries for Messrs. Jernigan, Marr, and Martin are established in their respective employment agreements and in the case of Mr. Foster, his employment letter agreement, the material terms of which are summarized below under the heading “Employment Agreements and Potential Payments Upon Termination or Change in Control.” Any increases to the base salaries of executive officers, other than our Chief Executive Officer, are set by the Compensation Committee after discussions with, and recommendations by, our Chief Executive Officer regarding each individual’s accomplishments, areas of strength and opportunities for development. Any increase to the base salary of our Chief Executive Officer is set after each Trustee completes a performance evaluation of the Chief Executive Officer, the results of which are summarized and reviewed by the Chairman of the Compensation Committee with Compensation Committee members and with the Chief Executive Officer. After review and discussion, the Compensation Committee left 2012 base salaries for Mr. Marr and Mr. Jernigan unchanged from 2009, 2010 and 2011 levels. For 2012, the Compensation Committee approved an increase in the base compensation of Mr. Martin from $275,000 to $315,000 and of Mr. Foster from $255,000 to $280,000.

Annual Incentive Compensation.  We believe that annual incentive compensation is an important element of executive compensation that enables us to achieve our objectives of attracting and retaining executive talent, encouraging superior individual performance, and more importantly, achieving our corporate goals and objectives. In making annual incentive compensation decisions, the Compensation Committee approved a targeted cash annual incentive opportunity for each executive officer that correlated to specific performance achievements. Annual incentive compensation for 2012 was comprised of five elements — financial performance, measured by funds from operations (“FFO”) growth (weighted at 50%) and same store net operating income growth (weighted at 10%); achievement of strategic goals consisting of external growth (weighted at 20%) and achievement of balance sheet objectives (weighted at 10%); and individual goals (weighted at 10%).

For 2012, the financial performance and strategic goals approved by the Compensation Committee were set as follows: threshold 50%; target 100%; and maximum 200%.  Similarly, the Compensation Committee approved the individual goals for 2012 were set as follows: threshold 50%; target 100% and maximum 150%.

Individual goals include a subjective assessment of management’s performance. Specific individual goals for Mr. Jernigan in 2012 consisted primarily of succession planning and preparation, revisions and improvements to the Company’s organizational structure, transitioning of the Chief Operating Officer’s responsibilities, enhancement of officer development programs and Company culture, conducting regular Company meetings and communications , and leveraging existing relationships to source investment opportunities. Specific individual goals for Mr. Marr in 2012 consisted primarily of assumption of the duties of the Chief Operating Officer, increased external communications, the successful integration of the Storage Deluxe assets into the Company’s property portfolio, and assisting Mr. Martin and Mr. Foster in the achievement of their individual performance goals. Specific individual goals for Mr. Martin in 2012 consisted primarily of communicating with fixed income investors, completion of the Company’s debut bond offering, development of a dedicated investor relations function, assumption of oversight of the information technology function, and opportunistically refinance debt and CMBS maturities. Specific individual goals for Mr. Foster in 2012 consisted primarily of communicating with compensation consultants and proxy advisors to improve the Company’s governance ratings, evaluation of the establishment of a captive insurance company, renegotiation of the Company’s storage insurance program, assumption of oversight of the human resources function, and completion of the assumption of debt for the Storage Deluxe portfolio acquisition.

The target award for total annual incentive compensation is a percentage of the 2012 base salary for each executive officer as follows: Mr. Jernigan, 100%; Mr. Marr, 80%; Mr. Martin, 65%; and Mr. Foster, 55%.  Performance above and below targeted levels results in a pro-rated award of 50% of target for threshold performance and 200% of target for maximum performance, except that the maximum percentage achievable for individual goals is limited to 150% of target. The table below lists the potential payouts at threshold, target and maximum performance, and the actual annual incentive compensation paid under each component as a result of 2012 performance.

	2012 Annual	Target Annual Incentive Opportunity	Funds from Operations (50% of Target Opportunity)				Same Store Net Operating Growth (10% of Target Opportunity)				Strategic Goals (30% of Target Opportunity)
	Base Salary	as % of	Threshold	Target	Max	Actual Payout	Threshold	Target	Max	Actual Payout	Threshold	Target	Max	Actual
Name	($)	Salary	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	Payout ($)

D. Jernigan	610,000	100%	152,500	305,000	610,000	610,000	30,500	61,000	122,000	122,000	91,500	183,000	366,000	366,000
C. P. Marr	410,000	80%	82,000	164,000	328,000	328,000	16,400	32,800	65,600	65,600	49,200	98,400	196,800	196,800
T. M. Martin	315,000	65%	51,188	102,375	204,750	204,750	10,238	20,475	40,950	40,950	30,713	61,425	122,850	122,850
J. P. Foster	280,000	55%	38,500	77,000	154,000	154,000	7,700	15,400	30,800	30,800	23,100	46,200	92,400	92,400

	2012 Annual	Target Annual Incentive Opportunity	Individual Goals (10% of Target Opportunity)
	Base Salary	as % of	Threshold	Target	Max	Actual Payout
Name	($)	Salary	($)	($)	($)	($)	Total
D. Jernigan	610,000	100%	30,500	61,000	91,500	91,500	1,189,500
C. P. Marr	410,000	80%	16,400	32,800	49,200	49,200	639,600
T. M. Martin	315,000	65%	10,238	20,475	30,713	30,713	399,263
J. P. Foster	280,000	55%	7,700	15,400	23,100	23,100	300,300

Equity Compensation

Long-Term Incentive Compensation. Our long-term incentive compensation is comprised of three components: non-qualified stock options, time-vested restricted shares (“restricted shares”) and performance-vested restricted share units (“performance units”).  We believe that long-term incentive compensation is an important element in providing competitive compensation and, because such awards have a basis in our common shares, helps to ensure that executive officers maintain an ongoing personal stake in the achievement of superior corporate performance. In January 2012, the Compensation Committee awarded a target grant level for long-term incentive compensation for each executive officer as follows:

D. Jernigan	$1,250,000
C. P. Marr	$550,000
T. M. Martin	$400,000
J. P. Foster	$300,000

The foregoing amounts were established based on achievement of corporate goals and objectives, individual performance, and for the additional reasons discussed under “2012 Executive Compensation Program.” Long-term incentive compensation awards were allocated (by value) one-third to non-qualified stock options; one-third to restricted shares, and one-third to performance units, except for the Chief Executive Officer whose award was entirely in the form of restricted shares.  For each of our named executive officers (except our Chief Executive Officer), the Compensation Committee determined that an equal allocation (by value) of long-term incentive compensation among stock options, restricted shares and performance units achieved the appropriate balance of performance-based long-term incentive compensation with the stability provided by time-vested equity awards.  For our Chief Executive Officer, the Committee determined that a grant solely of restricted shares was appropriate given the time remaining in the Chief Executive Officer’s employment agreement with the Company. The actual number of restricted shares, performance units, and non-qualified stock options received by each of our named executive officers in 2012 as a result of the long-term incentive award is set forth below under “Executive Compensation — Grants of Plan Based Awards Table.”

Non-Qualified Stock Options — The stock options vest ratably over three years beginning on the first anniversary of the date of grant. The stock options have a term of 10 years and an exercise price equal to the closing price of our common shares on the date of grant.

Restricted Shares — Each restricted share has a value equal to the closing price of our common shares on the date of grant.  Like the stock options, the restricted shares vest ratably over three years beginning on the first anniversary of the date of grant.  Dividends are paid on restricted shares prior to vesting, which is consistent with the competitive practices among REITs and recognizes the competitive orientation of the awards. Unvested restricted shares are subject to forfeiture if the executive’s employment terminates prior to the vesting date for any reason other than good reason, disability, death or a change in control.

Performance Units — We granted performance units, which represent the right to earn common shares, to our named executive officers in January 2012.  The number of common shares, if any, deliverable to award recipients depends on our performance, based on total shareholder return (measured by reference to the change in our share price plus dividends) over the applicable measurement period compared to the total shareholder return for peer group companies over the same measurement period. The measurement period for the performance units awarded to our named executive officers (other than our Chief Executive Officer) in January 2012 runs from January 1, 2012 until December 31, 2014.  Dividends accrue (in the form of additional performance units) with respect to performance units, prior to vesting. Unvested performance units are subject to forfeiture if the executive’s employment terminates prior to the end of the applicable measurement period for any reason other than good reason, disability, death or a change in control, or if and to the extent the applicable performance conditions are not satisfied as of the end of the measurement period.

In May 2012, the Board of Trustees awarded our Chief Executive Officer modified performance units to promote the Company’s retention and succession planning activities and solidify an effective leadership transition as well as to align Mr. Jernigan’s compensation with long-term shareholder interests.  Each performance unit awarded to Mr. Jernigan represents the right to earn common shares, subject generally to Mr. Jernigan’s continued service with us through his retirement date and to the satisfaction of performance criteria during the measurement period ending June 30, 2014.  The performance units awarded to Mr. Jernigan do not accrue dividends prior to vesting.

2013 Compensation Actions

In January 2013, the Compensation Committee awarded a target grant level for long-term incentive compensation for each executive officer as follows:

D. Jernigan	$1,250,000
C. P. Marr	$650,000
T. M. Martin	$425,000
J. P. Foster	$300,000

The Compensation Committee determined that, except for Mr. Jernigan, the value of long-term incentive compensation will be allocated equally among time-vested options; time-vested restricted share units; and performance-vested restricted share units.  The time-vested options and restricted share units will vest one-third on each anniversary of the grant.  If and to the extent the performance objectives relating to total shareholder return are achieved, the performance-vested restricted share units will vest, with the value of the vested restricted share units tied to a percentage ranging from 0 to 200% of the targets.  The performance-vested restricted share units will cliff vest on the third anniversary of the date of grant, subject to the grantee’s continued employment with us and the satisfaction of performance objectives tied to our total shareholder return. Mr. Jernigan received an award of time-vested restricted share units that will vest ratably on December 31, 2013 and December 31, 2014.  The Compensation Committee believes that the structure of our long-term incentive compensation aligns our executives’ performance incentives with the interests of our shareholders.

In setting executive compensation for 2013, the Compensation Committee, upon the recommendation of our Chief Executive Officer, determined that the salaries for Messrs. Marr, Martin and Foster should be increased.  The Compensation Committee also approved an increase in the target long-term incentive compensation levels for Messrs. Marr and Martin and an increase in the annual incentive compensation target for Mr. Foster. The Compensation Committee approved an increase in the base compensation of Mr. Marr from $410,000 to $450,000; of Mr. Martin from $315,000 to $347,000; and of Mr. Foster from $280,000 to $287,000.  Mr. Foster’s target award for total annual incentive compensation was changed to 60% of his 2013 base salary.  The target grant levels for long-term incentive compensation for Messrs. Marr and Martin were increased from $550,000 to $650,000 for Mr. Marr and from $400,000 to $425,000 for Mr. Martin.

The Compensation Committee established annual incentive compensation goals for 2013 comprised of the following elements: financial performance, measured by funds from operations (“FFO”) growth (weighted at 50%) and same store net operating income growth (weighted at 10%); achievement of strategic goals consisting of external growth (weighted at 20%); and achievement of individual goals and succession planning (weighted at 20%).

Other Compensation Elements

Employment Agreements. We have employment agreements with each of Messrs. Jernigan, Marr, and Martin. We have an employment letter agreement with Mr. Foster. We have summarized the material terms of these agreements under the heading “Employment Agreements and Potential Payments Upon Termination or Change in Control.”

Deferred Compensation Benefits. In December 2006, the Compensation Committee approved the CubeSmart Executive Deferred Compensation Plan (amended in December 2008 in order to bring such plan into compliance with Section 409A of the Code), which permits employees with the title of vice president or above, including our named executive officers, to defer receipt of all or a portion of their salary and annual incentive and have that deferred compensation credited to accounts until distributed in accordance with the Plan and their elections. Under the Plan, we credit to each participant’s account a matching deferred compensation amount that is equal to the difference between the total matching contribution we would have made under our 401(k) plan without regard to the limits imposed by the Code and the actual matching contribution that we make under the 401(k) plan.

Perquisites and Personal Benefits. We do not provide any significant perquisites to our executive officers. During 2012, we provided the use of a company car, life insurance equal to the lesser of the executive officer’s base salary or $500,000, and executive medical coverage to each of our named executive officers. In addition, the Company arranged for long-term disability insurance coverage for each of our executive officers (at the expense of the executive officers). While these benefits were not tied to any formal performance criteria, they were intended to serve as part of a competitive total compensation program.

Additional Compensation Principles

Policy on Grants of Equity Awards. The Board of Trustees adopted a Policy Statement on the Grant of Equity Awards to ensure compliance with securities, tax and accounting rules and regulations, and adherence to best corporate governance practices in granting equity-based compensation. This Policy provides that the Board of Trustees has sole authority to approve equity awards to our Trustees and the Compensation Committee has sole authority to approve equity awards to our executive officers. The Policy further provides that the grant date shall be the date of the meeting at which the award is approved by the Board or the Compensation Committee, as the case may be, except that, with respect to new hires, the date of the award shall be the later of the first date of employment of such person or the date approval for the grant is obtained from the Board or the Compensation Committee. Under no circumstances will the grant date for any equity award be any earlier than the date on which action is taken to approve such award. The exercise price of option awards shall be the closing price for our common shares on the NYSE on the date of grant. As a part of this Policy, the Board of Trustees delegated authority to Mr. Jernigan to make one-time grants of equity-based awards to non-executive new hires in an amount not to exceed the equivalent of $100,000, and Mr. Jernigan must make regular reports to the Compensation Committee regarding awards granted pursuant to this authority. We believe this delegation of authority facilitates improved efficiency in recruiting key new non-executive employees.

Share Ownership Guidelines. We maintain share ownership guidelines for our named executive officers to ensure that each of the executives maintains a material personal financial stake in us and to promote strong alignment between the interests of management and our shareholders. We expect each named executive officer to acquire, within five years of his or her appointment, and thereafter to maintain ownership of, common shares having a market value equal to: five times annual base salary for the Chief Executive Officer; three times annual base salary for the President, Chief Financial Officer, and Chief Legal Officer; 1.75 times annual base salary for all Senior Vice Presidents; and 0.75 times annual base salary for all other officers. The Board of Trustees annually reviews progress toward achieving these ownership levels for the named executive officers. In February 2013, the Board of Trustees reviewed achievement levels and determined that each of our executive officers meets or exceeds the applicable ownership levels.

Compensation Recovery. We have not adopted a policy that provides for recovery of a compensatory award if a performance measure used to calculate an award is subsequently adjusted in a manner that would have reduced the size of the award. If we were to experience such an adjustment, our Compensation Committee would assess the circumstances relating to the adjustment and take such action as it believes to be appropriate, including, potentially, an action to recover the excess portion of the award. The Compensation Committee intends to adopt a compensatory award recovery policy promptly following the adoption of regulations by the SEC governing such recovery policies.

Hedging Limitations. Our executives and Trustees are prohibited from hedging their ownership or offsetting any decline in the market value of our shares, including by trading in publicly-traded options, puts, calls and other derivative instruments related to our shares.

Tax Compliance Policy. The Compensation Committee reviewed the potential consequences for us of Section 162(m) of the Code, which imposes a limit on tax deductions for annual compensation in excess of $1 million paid to our Chief Executive Officer and Chief Financial Officer and the three other most highly compensated named executive officers employed at the end of the year. To the extent that compensation is required to and does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although we are mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure compensation, including equity-based awards, in a manner that may exceed the deduction limitations under Section 162(m).

RISK GUIDELINES

The structure of our compensation policies and practices is designed to discourage our executives from engaging in unnecessary and excessive risk taking. Our compensation policies and practices are centrally designed and administered and are substantially similar throughout the Company and among all levels of employees. Key components of our compensation policies and practices include base salary, performance-based compensation, employee benefit and welfare programs, and retirement plans. Executive attention is to be focused on key strategic, operational and long-term financial measures. In addition, the Compensation Committee considers the annual and progressive achievement of personal goals of each employee, including leadership, scope of responsibilities and experience. By focusing on the long-term achievement of corporate and personal goals, we discourage our employees from engaging in unnecessary and excessive risk taking. We maintain strong internal financial controls and use effective management processes for developing strategic and annual operating plans and employee development programs. As a result of our compensation policies and practices, we have concluded that we are not encouraging or creating risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

The following tables and narrative summarize the compensation for the years ended December 31, 2010, December 31, 2011 and December 31, 2012 paid to or earned by our Chief Executive Officer, President, Chief Operating Officer and Chief Investment Officer, Chief Financial Officer, and one other named executive officer.

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
D. Jernigan	2012	$610,000	—	$4,290,572	—	$1,189,500	$113,408	$6,203,480
Chief Executive Officer	2011	$610,000	—	$1,249,997	—	$1,049,109	$87,418	$2,996,524
	2010	$610,000	$500,000	$625,001	$625,001	$1,159,000	$55,403	$3,574,405
C. P. Marr	2012	$410,000	—	$366,666	$183,334	$639,600	$104,936	$1,704,536
President, Chief Operating	2011	$410,000	$51,000	$274,997	274,808	$564,111	$95,303	$1,670,219
Officer and Chief	2010	$410,000	—	$275,002	$275,001	$623,200	$69,050	$1,652,253
Investment Officer
T. M. Martin	2012	$315,000	—	$266,666	$133,335	$399,263	$76,591	$1,190,855
Chief Financial Officer	2011	$275,000	—	$169,997	169,883	$283,776	$69,513	$968,169
	2010	$275,000	$125,000	$170,003	$170,000	$309,375	$56,433	$1,105,811
J. P. Foster	2012	$280,000	—	$200,010	$99,999	$300,300	$61,940	$942,249
Senior Vice President,	2011	$255,000	—	$149,996	149,897	$241,209	$54,544	$850,646
Chief Legal Officer and	2010	$255,000	—	$149,999	$150,000	$262,869	$43,318	$861,286
Secretary

(1)                   The amounts reported in the Share Awards and Option Awards columns represent the grant date fair value of restricted shares, performance units and option awards granted to the named executive officers under our equity incentive plans. Such amounts were calculated in accordance with the provisions of FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please refer to Note 15, “Share-Based Compensation Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 28, 2013 for the relevant assumptions used to determine the grant date fair value of our share and option awards. The value of each of the awards granted to the named executive officers in 2012 is listed in the table captioned “Grants of Plan-Based Awards.”

(2)                   The amounts reported in the All Other Compensation column represent, for each named executive officer, the sum of (a) the aggregate incremental cost to us of all perquisites and other personal benefits, including personal use of a company car and premiums on long-term disability insurance and executive medical insurance; (b) the amounts contributed by us to the CubeSmart, L.P. 401(k) Retirement Savings Plan; (c) the amounts contributed by us to the CubeSmart Executive Deferred

Compensation Plan; and (d) the dollar value of dividends on unvested restricted shares. The aggregate incremental cost to us to provide a company car is based on the actual lease cost incurred for the automobile provided to each of the named executive officers plus expenses for fuel, maintenance and insurance. In calculating the reported amounts, we disregarded business usage and assumed 100 percent personal usage. The aggregate incremental cost of executive medical insurance is based on the difference between the actual premiums we paid for executive medical insurance for the named executive officers and the actual average cost we incurred in providing family medical coverage for our general employee population.  Listed in the table below are the dollar values of the amounts reported in this column for 2012.

Name	Company Car	Executive Medical Insurance	Company Match in 401(k) Plan	Company Match in Executive Deferred Compensation Plan	Dividends on Unvested Restricted Shares/Units	Long-Term Disability Insurance
D. Jernigan	$20,075	$12,122	$7,050	—	$71,891	$2,270
C. P. Marr	$22,745	$12,122	$4,550	$43,340	$17,866	$4,313
T. M. Martin	$23,432	$12,122	$4,550	$21,724	$11,467	$3,296
J. P. Foster	$15,691	$12,122	$4,550	$16,685	$9,303	$3,589

Grants of Plan-Based Awards

The following table and narrative provide information about plan-based awards granted during 2012 to the named executive officers.  These awards consist of restricted shares, performance units and options.

		Grant	Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($)(1)			All Other Share Awards: Number of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Share and Option Awards
Name	Grant Type	Date	Threshold	Target	Max	Shares (#)	Options (#)	($/Sh)	($)(2)
D. Jernigan	Annual		$305,000	$610,000	$1,189,500
	Restricted Shares	1/25/2012				110,035			$1,249,998
	Performance Units	5/29/2012				274,668			$3,040,575
C. P. Marr	Annual		$164,000	$328,000	$639,600
	Restricted Shares	1/25/2012				16,138			$183,328
	Performance Units	1/25/2012				11,905			$183,337
	Options	1/25/2012					46,769	$11.36	$183,334
T. M. Martin	Annual		$102,375	$204,750	$399,263
	Restricted Shares	1/25/2012				11,737			$133,332
	Performance Units	1/25/2012				8,658			133,333
	Options	1/25/2012					34,014	$11.36	$133,335
J. P. Foster	Annual		$77,000	$154,000	$300,300
	Restricted Shares	1/25/2012				8,803			$100,002
	Performance Units	1/25/2012				6,494			100,008
	Options	1/25/2012					25,510	$11.36	$99,999

(1)                   Listed in these columns are the amounts that could have been paid at each stated level of performance for the annual incentive compensation under our 2012 Executive Compensation Program. For a detailed description of the annual incentive awards see “Total Cash Compensation — Annual Incentive Compensation” in the section of this proxy statement entitled “Compensation Discussion and Analysis.” The “Threshold” column represents the minimum amount payable when threshold performance is met. The “Target” column represents the amount payable if the specified performance targets are reached. The “Maximum” column represents the maximum payment possible. See the “Summary Compensation Table” for the actual amounts paid to each named executive officer for the 2012 annual incentive compensation.

(2)                   This column reflects the grant date fair value of the equity awards in accordance with FASB ASC Topic 718, but excludes forfeiture assumptions related to service-based vesting conditions in accordance with SEC rules.

Each performance unit represents the right to earn common shares. The number of common shares, if any, actually issued to our named executive officers (other than our Chief Executive Officer) pursuant to performance unit awards will depend on our total shareholder return (measured by reference to the change in our share price plus dividends)

during the measurement period that began on January 1, 2013 and that ends on December 31, 2015 as compared to the total shareholder return of peer group companies, subject to satisfaction by the recipient of the vesting conditions in the applicable award agreement (including continued employment through the measurement period).  The number of performance units credited to award recipients’ accounts will be increased on account of dividends paid during the measurement period at amounts based on the closing price per common share on the applicable dividend payment dates.  At the end of the measurement period, the number of base units then represented by the performance units will be converted into common shares, provided that our total shareholder return ranking among peer group companies is at or above the 25th percentile.  If our ranking is below the 25th percentile, then the conversion factor will be zero, no common shares will be paid and the performance units will lapse.  At any ranking at or above the 25th percentile and up to and including the 50th percentile, the multiplier will be determined through a straight-line interpolation and the conversion factor would be between 50% and 100%.  At any ranking above the 50th percentile and below the 75th percentile, the multiplier will be determined through a straight-line interpolation and the conversion factor would be the mid-point between 100% and 200%.  At any ranking at or above the 75th percentile, the multiplier is fixed at two (2).  Thus, if our ranking places us at or above the 75th percentile, the payment will be based on the product of the award recipient’s base units multiplied by two.

The number of common shares, if any, actually issued to Mr. Jernigan, our Chief Executive Officer, pursuant to his performance unit award will be determined based on the 30-day average price of our common shares on June 30, 2014, subject to satisfaction by Mr. Jernigan of the vesting conditions in his award agreement (including continued employment through December 31, 2013). The number of common shares, if any, to be issued to Mr. Jernigan will equal the product of (i) 274,668 multiplied by (ii) a conversion factor (not to exceed 1.50) equal to the average closing price of our common shares for the 30-trading days preceding June 30, 2014, divided by $11.32, provided that if this average price is less than $5.66, then no shares will be issued.  In the event of Mr. Jernigan’s death, disability, termination without cause or for good reason, or upon a change of control prior to June 30, 2014, then the conversion factor under the performance units will be fixed at one.  No dividends will accrue or be paid with respect to these performance units. We have the right to settle the award in cash based on the market price of our common shares at the settlement date.

The named executive officers are not entitled to vote common shares issuable under performance units prior to issuance of the shares upon vesting of the units.

The awards of restricted shares, performance units and options listed in the table above were made under the CubeSmart 2007 Equity Incentive Plan, as amended (the “2007 Equity Incentive Plan”). For further information on these awards, please refer to the discussion above under “Compensation Discussion and Analysis — Equity Compensation.” Each of the named executive officer’s right to the equity incentive awards listed in the table above vests upon termination of his employment under circumstances specified in his employment agreement or employment letter agreement. For information on the material terms of these employment agreements for Messrs. Jernigan, Marr and Martin and the employment letter agreement for Mr. Foster or for a further discussion of the circumstances upon which vesting of awards is accelerated, see the discussion below under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at December 31, 2012

The following table reports outstanding equity awards held by the named executive officers at December 31, 2012. The right of each named executive officer to the equity awards listed in this table shall become fully vested in the event of termination of employment in certain circumstances. For a further discussion of the circumstances upon which vesting of awards is accelerated, see the discussion under the section headed “Potential Payments Upon Termination or Change in Control.”

		Option Awards					Share Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(1)
D. Jernigan
	1/13/2010	160,875	80,438	7.29	1/12/2020	5/30/2012	—	—	274,668	4,001,913
	1/23/2009	497,128	—	3.79	1/22/2019	1/25/2012	110,035	1,603,210	—	—
	1/23/2008	497,128	—	9.43	1/22/2018	1/24/2011	88,746	1,293,029	—	—
	3/22/2007	303,265	—	19.97	3/21/2017	1/13/2010	28,578	416,381	—	—
	4/19/2006	500,000	—	18.08	4/18/2016	1/23/2009	—	—	—	—
						1/23/2008	—	—	—	—
						3/22/2007	—	—	—	—

C. P. Marr
	1/25/2012	—	46,769	11.36	1/24/2022	1/25/2012	16,138	235,131	11,905	173,456
	1/24/2011	26,863	53,726	9.39	1/23/2021	1/24/2011	19,524	284,465	—	—
	1/13/2010	70,785	35,393	7.29	1/12/2020	1/13/2010	12,574	183,203	—	—
	1/23/2009	315,268	—	3.79	1/22/2019	1/23/2009	—	—	—	—
	1/23/2008	298,071	—	9.43	1/22/2018	1/23/2008	—	—	—	—
	3/22/2007	126,158	—	19.97	3/21/2017	3/22/2007	—	—	—	—
	6/5/2006	150,000	—	17.04	6/4/2016	6/5/2006	—	—	—	—

T. M. Martin
	1/25/2012	—	34,014	11.36	1/24/2022	1/25/2012	11,737	171,008	8,658	126,147
	1/24/2011	16,606	33,213	9.39	1/23/2021	1/24/2011	12,069	175,845	—	—
	1/13/2010	43,758	21,879	7.29	1/12/2020	1/13/2010	7,773	113,253	—	—
	1/23/2009	194,893	—	3.79	1/22/2019	1/23/2009	—	—	—	—
	1/23/2008	171,964	—	9.43	1/22/2018	1/23/2008	—	—	—	—
	3/22/2007	60,046	—	19.97	3/21/2017	3/22/2007	—	—	—	—
						12/11//2006	—	—	—	—

J. P. Foster
	1/25/2012	—	25,510	11.36	1/24/2022	1/25/2012	8,803	128,260	6,494	94,618
	1/24/2011	14,653	29,305	9.39	1/23/2021	1/24/2011	10,649	155,156	—	—
	1/13/2010	38,610	19,305	7.29	1/12/2020	1/13/2010	6,858	99,921	—	—
	2/17/2009	22,961	—	3.09	2/16/2019	2/17/2009	—	—	—	—

(1)                   The market value is based on the closing price of our common shares of $14.57 on December 31, 2012.

Option Exercises and Shares Vested for 2012

The following table reports for each named executive officer the value realized upon vesting of share awards and option exercises in the year ended December 31, 2012.

	Share Awards		Option Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
D. Jernigan	99,242	1,097,464	—	—
C. P. Marr	46,522	513,385	—	—
T. M. Martin	28,759	317,365	—	—
J. P. Foster	19,850	222,885	33,000	304,549

Nonqualified Deferred Compensation for 2012

Our named executive officers are eligible to participate in the CubeSmart Executive Deferred Compensation Plan. The following table and narrative provide a description of the plan and information on compensation each of the named executive officers deferred during 2012, the aggregate earnings on the deferred compensation and the aggregate balance at December 31, 2012.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions in Last FY	Aggregate Balance at Last FY ($)(2)
D. Jernigan	—	—	—	—	—
C. P. Marr	112,822	43,340	143,910	—	1,113,144
T. M. Martin	45,381	21,724	64,734	—	304,549
J. P. Foster	40,805	16,685	12,827	—	150,707

(1)                   All of the amounts listed in the “Executive Contributions in Last FY” column are reflected in the “Salary” column for 2012 of the table captioned “Summary Compensation Table for 2012.” All of the amounts listed in the “Company Contributions in Last FY” column are reflected in the “All Other Compensation” column for 2012 of the table captioned “Summary Compensation Table for 2012.”

(2)                   The aggregate balance for certain NEOs includes certain amounts reflected in the “Salary” column and the “All Other Compensation” column for 2011 and 2010 of the table captioned “Summary Compensation Table” above. For Mr. Marr, $62,320 was reflected in the “Salary” column and $25,955 was reflected in the “All Other Compensation” column for 2011 and $53,300 was reflected in the “Salary” column and $20,540 was reflected in the “All Other Compensation” column of the “Summary Compensation Table” for 2010. For Mr. Martin, $19,250 was reflected in the “Salary” column and $12,667 was reflected in the “All Other Compensation” column for 2011 and $19,252 was reflected in the “Salary” column and $11,533 was reflected in the “All Other Compensation” column of the “Summary Compensation Table” for 2010. For Mr. Foster, $39,047 was reflected in the “Salary” column and $9,540 was reflected in the “All Other Compensation” column for 2011 and $10,200 was reflected in the “Salary” column and $5,275 was reflected in the “All Other Compensation” column for 2010.

Compensation Eligible for Deferral; Company Contributions. Effective January 1, 2007, the named executive officers became eligible to participate in the CubeSmart Executive Deferred Compensation Plan. Under the plan, the named executive officers can defer all or a portion of salary and/or bonus (including annual and long-term incentives) and have such amounts credited to a retirement distribution account and/or separate in-service distribution accounts. We will provide a matching deferred compensation amount that is equal to the difference between the total matching contribution the named executive officer would have received under our 401(k) plan without regard to the limitations imposed pursuant to Sections 402(g), 415 and 417 of the Internal Revenue Code and the actual matching contribution the named executive officer receives under the 401(k) plan, provided the named executive officer has made the maximum elective deferrals to the 401(k) plan. The Compensation Committee may, in its discretion, approve an additional credit to a participant’s account as non-elective deferred compensation.

Investment Earnings. Each distribution account is credited with the returns of the investment options selected by the named executive officers, which include investment options that are available in our 401(k) plan, or such other investment fund(s) as the Compensation Committee may designate from time to time.

Elections and Distributions. Elections to defer compensation must be made no later than the close of the preceding taxable year and are irrevocable as of the first day of the plan year to which it relates, except that (i) in the case of a hardship distribution, the election may be cancelled for the remainder of the plan year, and (ii) a participant who has elected a lump sum distribution from the retirement distribution account may make a subsequent election to delay commencement of payment of such amount for a period of five years from the date such payment would otherwise have been made. In the case of any performance-based compensation for services performed over a period of 12 months, an election to defer must be made no later than six months before the end of the performance period.

Upon retirement, balances in the retirement distribution account will be made in a lump sum or in annual installments over five, 10 or 15 years. Upon termination of employment other than retirement (other than on account of death), benefits in the retirement distribution account will be distributed in a lump sum 60 days following separation from service. Distributions from the in-service account will be made in one lump sum or in annual installments over two, three, four or five years, except that participants may not elect distribution of compensation earned in a plan year that is less than two years prior to the plan year elected for distribution. In the event of death prior to commencement of distribution from either the retirement distribution account or the in-service distribution account, benefits under the plan shall be payable to a participant’s beneficiary either in a lump sum or in the manner elected by the participant at the time the deferral election was made.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS

UPON TERMINATION OR CHANGE IN CONTROL

In January 2009, we entered into an employment letter agreement with Mr. Foster, which was amended and restated in April 2011.  In June 2010, we entered into amended and restated employment agreements with each of Messrs. Jernigan and Martin.  In January 2011, we entered into an amended and restated employment agreement with Mr. Marr.  Mr. Jernigan’s employment terminates on December 31, 2013.  The initial term of Mr. Marr’s employment agreement also terminates on December 31, 2013, subject to automatic one-year renewals unless either party provides timely notice of non-renewal.  The initial term of Mr. Martin’s employment agreement terminated on June 30, 2011, but the agreement is subject to automatic one-year renewals unless either party provides timely notice of non-renewal.  These agreements require us to provide compensation to the applicable executive upon termination of his employment in certain circumstances. We describe below these circumstances and the payments and benefits that we would be required to provide. In the following discussion of the agreements with Messrs. Jernigan and Martin, the term “executive” refers to Mr. Jernigan or Mr. Martin, as applicable, and the term “employment agreement” refers to the respective employment agreement with each of them. We discuss potential payments upon termination with respect to Mr. Marr and Mr. Foster separately below.

Messrs. Jernigan and Martin

Termination Without “Cause” or For “Good Reason”

If we terminate an executive’s employment without “cause” or if an executive terminates his employment for “good reason,” the executive will have the right to receive: accrued and unpaid salary and vacation prior to the date of termination; any unpaid bonus for the prior year; a prorated bonus in the year of termination based on the target bonus for that year; reimbursement for expenses incurred but not paid prior to the date of termination; continued medical, prescription and dental benefits for 18 months; and a cash severance payment equal to three times, with respect to Mr. Jernigan, and 2.99 times, with respect to Mr. Martin, the sum of (1) his annual salary as of the date of the termination of the employment agreement, and (2) the average of the sum of the two previous annual bonuses. In addition, all equity awards would become fully vested and exercisable on the effective date of their respective terminations.

Each employment agreement defines “cause” as the executive’s conviction for any felony or a misdemeanor involving moral turpitude; commission of an act of fraud, theft or dishonesty related to our business or the business of our affiliates or to his duties; willful and continuing failure or habitual neglect to perform his duties; material violation of confidentiality covenants or his noncompetition agreement; or willful and continuing breach of such employment agreement by the executive.

Each employment agreement defines “good reason” as a material reduction in the executive’s authority, duties and responsibilities or the assignment to the executive of duties materially and adversely inconsistent with his position; a material reduction in the executive’s annual salary; our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; our requirement that the executive’s work location be moved more than 50 miles from our office where the executive works effective as of the date of the employment agreement unless the executive’s new work location would be closer to his primary residence; or our material and willful breach of the employment agreement.

Mr. Jernigan and Mr. Martin are not entitled to receive any excise tax gross-up payments upon a change in control.

Termination For “Cause” or Without “Good Reason”

If we terminate an executive’s employment for “cause,” or if an executive voluntarily terminates his employment without “good reason,” both terms having the definitions listed above, the executive will have no right to receive any compensation or benefits under his employment agreement on or after the effective date of termination, other than any accrued and unpaid salary and vacation and reimbursement for any expenses incurred but not paid prior to the date of termination, but excluding any bonus to which the executive would have been entitled.

Termination Upon Death or Disability

In the event Mr. Martin’s employment is terminated for disability or death, he or, in the event of his death, the beneficiaries of his estate, will receive accrued and unpaid salary and vacation and reimbursement for any expenses incurred but not paid prior to the date of termination; any unpaid bonus for the prior year; and a pro rated bonus in the year of termination based on the target bonus for that year; and all equity awards will become fully vested and exercisable.

In the event Mr. Jernigan’s employment is terminated for disability or death, he or, in the event of his death, the beneficiaries of his estate, will receive accrued and unpaid salary and vacation and reimbursement for any expenses incurred but not paid prior to the date of termination; any unpaid bonus for the prior year; an amount equal to (1) in the case of death, a prorated bonus in the year of termination based on the target bonus for that year and (2) in the case of termination due to disability, two (2) times the sum of (a) Mr. Jernigan’s annual salary and (b) the average of the two previous annual bonuses; and all equity awards will become fully vested and exercisable.

Nonrenewal

With respect to Mr. Martin, if we elect not to renew Mr. Martin’s employment agreement, he will have the right to receive a cash severance payment equal to one times the sum of (1) his annual salary as of the date of expiration of the term of the employment agreement, and (2) the average of the sum of the two previous annual bonuses paid to Mr. Martin pursuant to a bonus plan established by the Compensation Committee.

Mr. Marr

Termination Without “Cause” or For “Good Reason”

Under the employment agreement with Mr. Marr, if we terminate Mr. Marr’s employment without “cause” or if Mr. Marr terminates his employment for “good reason,” Mr. Marr will have the right to receive: accrued and unpaid salary and vacation prior to the date of termination; any unpaid bonus for the prior year; a prorated bonus in the year of termination based on the target bonus for that year; reimbursement for expenses incurred but not paid prior to the date of termination; continued medical, prescription and dental benefits for 18 months; and a cash severance payment equal to 3.0 times the sum of (1) his annual salary as of the date of the termination of the employment agreement, and (2) the average of the sum of the two previous annual bonuses paid to Mr. Marr pursuant to a bonus plan established by the Compensation Committee. In addition, all equity awards would become fully vested and exercisable on the effective date of his termination.

Mr. Marr’s employment agreement defines “cause” as his: conviction for any felony or a misdemeanor involving moral turpitude; commission of an act of fraud, theft or dishonesty related to our business or the business of our affiliates or to his duties; willful and continuing failure or habitual neglect to perform his duties; material violation of confidentiality covenants or his noncompetition agreement; or willful and continuing breach of the employment agreement.

Mr. Marr’s employment agreement defines “good reason” as: a material reduction in the executive’s authority, duties and responsibilities or the assignment to him of duties materially and adversely inconsistent with his position; a material reduction in the executive’s annual salary; our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; our requirement that the executive’s work location be moved more than 50 miles from our office where the executive works effective as of the date of the employment agreement unless the executive’s new work location would be closer to his primary residence; or our material and willful breach of the employment agreement.

Mr. Marr is not entitled to receive any excise tax gross-up payments upon a change in control.

Termination For “Cause” or Without “Good Reason”

If we terminate Mr. Marr’s employment for “cause,” or if he voluntarily terminates his employment without “good reason,” both terms having the definitions listed above, Mr. Marr will have no right to receive any compensation or benefits under the employment agreement on or after the effective date of termination, other than any accrued and unpaid salary and vacation and reimbursement for any expenses incurred but not paid prior to the date of termination, but excluding any bonus to which the executive would have been entitled.

Termination Upon Death or Disability

In the event Mr. Marr’s employment is terminated for disability or death, he or the beneficiaries of his estate would receive any accrued and unpaid salary and vacation and reimbursement for any expenses incurred but not paid prior to the date of termination; any unpaid bonus for the prior year; and a prorated bonus in the year of termination based on the target bonus for that year; and all equity awards would become fully vested and exercisable.

Nonrenewal

In the event we or Mr. Marr elect not to renew Mr. Marr’s employment agreement for the annual period commencing on January 1, 2014 through December 31, 2014, Mr. Marr would have the right to receive a cash severance payment equal to the sum of (a) $1,500,000 plus (b) any unpaid annual salary earned and accrued prior to the end of the term of Mr. Marr’s employment agreement, any annual incentive bonus for the final year of the term of the employment agreement that was awarded but not then paid, payment of accrued but unused vacation time and reimbursement for expenses incurred by not yet paid prior to the expiration of the term of Mr. Marr’s employment agreement.

If we elect not to renew Mr. Marr’s employment agreement for any annual period commencing on or after January 1, 2015, Mr. Marr would have the right to receive any unpaid annual salary earned and accrued prior to the end of the term of his employment agreement, any annual incentive bonus for the final year of the term of the employment agreement that was awarded but not then paid, payment of accrued but unused vacation time and reimbursement for expenses incurred but not yet paid prior to the expiration of the term of his employment agreement.

Mr. Foster

Termination Without “Cause” or For “Good Reason”

Under the employment letter agreement with Mr. Foster, if we terminate Mr. Foster’s employment without “cause” or if Mr. Foster terminates his employment for “good reason” other than within one year following a change in control, Mr. Foster will have the right to receive accrued and unpaid salary and vacation prior to the date of termination; any unpaid bonus for the prior year; reimbursement for expenses incurred but not paid prior to the date of termination; an allowance for the use of an automobile and medical, prescription and dental benefits for 18 months; and a cash severance payment equal to 1.20 times the sum of (1) his annual salary as of the date of the termination of the employment letter agreement, and (2) the average of the sum of the two previous annual bonuses paid to Mr. Foster pursuant to a bonus plan established by the Compensation Committee.

Under the employment letter agreement with Mr. Foster, if within one year following a change in control we terminate Mr. Foster’s employment without “cause” or if Mr. Foster terminates his employment for “good reason,” Mr. Foster will have the right to receive accrued and unpaid salary and vacation prior to the date of termination; any unpaid bonus for the prior year; a prorated bonus in the year of termination based on the target bonus for that year; reimbursement for expenses incurred but not paid prior to the date of termination; medical, prescription and dental benefits for 18 months; and a cash severance payment equal to 2.99 times the sum of (1) his annual salary as of the date of the termination of the employment letter agreement, and (2) the average of the sum of the two previous annual bonuses paid to Mr. Foster pursuant to a bonus plan established by the Compensation Committee. In addition, all grants and awards of equity (and any accrued dividends or distributions thereon) held by Mr. Foster shall become fully vested and exercisable on the effective date of his termination.

The terms “cause” and “good reason” have substantially similar meanings as set forth above under “— Termination Without Cause or For Good Reason” with respect to Mr. Marr. The term “change in control” has the meaning given to it in the Company’s Amended and Restated 2007 Equity Incentive Plan.

Mr. Foster is not entitled to receive any excise tax gross-up payments upon a change in control.

Termination For “Cause” or Without “Good Reason”

If we terminate Mr. Foster’s employment for “cause,” or if he voluntarily terminates his employment without “good reason,” both terms having the definitions listed above, Mr. Foster will have no right to receive any compensation or benefits under the employment letter agreement on or after the effective date of termination, other than any accrued and unpaid salary and vacation and reimbursement for any expenses incurred but not paid prior to the date of termination, but excluding any bonus to which the executive would have been entitled.

Termination Upon Death or Disability

In the event Mr. Foster’s employment is terminated for disability or death, he or the beneficiaries of his estate would receive any accrued and unpaid salary and vacation prior to the date of termination; reimbursement for any expenses incurred but not paid prior to the date of termination; any unpaid bonus for the prior year; a prorated bonus in the year of termination based on the target bonus for that year; and all equity awards would become fully vested and exercisable.

Payments Upon Termination or Change in Control Table for 2012

The following table includes an estimate of the potential payments and benefits to which our Named Executive Officers would be entitled upon termination of employment in each of the circumstances described above. Except as otherwise set forth above, these payments would be made in a lump sum following termination. In providing the estimated potential payments, we have made the following general assumptions in all circumstances where applicable:

•                                          The date of termination is December 31, 2012 and the closing price of our common shares on that date is $14.57;

•                                          The annual salary at the time of termination is equal to the base salaries that were in effect as of December 31, 2012 for each executive as follows: D. Jernigan, $610,000; C. P. Marr, $410,000; T. M. Martin, $315,000; and J. P. Foster, $280,000;

•                                          For purposes of the cash severance payment calculation for Messrs. Jernigan, Marr, Martin, and Foster the bonus is equal to the average of the last two years’ annual incentive bonuses paid to each of Messrs. Jernigan, Marr, Martin, and Foster as follows: D. Jernigan, $1,119,305; C. P. Marr, $601,856; T. M. Martin, $341,519; and J. P. Foster $270,755;

•                                          The value of restricted shares and performance units that vest upon termination is based on the closing price of our common shares of $14.57 on December 31, 2012;

•                                          The stock options that vest upon termination are valued at the difference between the strike price of the stock option and the market value of our common shares on December 31, 2012;

•                                          Four weeks of vacation are unused, accrued and unpaid;

•                                          There is no unpaid bonus for the prior year;

•                                          There is no accrued and unpaid salary;

•                                          There is no unpaid reimbursement for expenses incurred prior to the date of termination;

•                                          Our cost for continued medical, prescription and dental benefits is constant over the benefit period and is provided for 18 months at a cost of $2,286.51 per month; and

•                                          Our cost for Mr. Foster’s continued use of an automobile for 18 months is constant over the benefit period and is provided at a cost of $1,083.25 per month.

Name	Change in Control (1)	Without Cause; For Good Reason	Death or Disability (2)	Nonrenewal	For Cause; Without Good Reason
D. Jernigan	$13,180,026	$13,180,026	$7,950,955	$—	$50,833
C. P. Marr	4,673,235	4,673,235	1,596,511	1,534,167	34,167
T. M. Martin	3,057,159	3,057,159	1,053,010	682,769	26,250
J. P. Foster	2,563,428	839,512	780,897	—	23,333

(1)                   Amounts shown in this column represent the amount payable upon the termination of employment on December 31, 2012, if such termination were due to a change in control as set forth in the applicable employment agreement for each named executive officer (or employment letter agreement in the case of Mr. Foster).

(2)                   In the event of Mr. Jernigan’s disability, Mr. Jernigan will receive a disability payment equal to $11,409,564. In the event of Mr. Jernigan’s death, Mr. Jernigan’s beneficiaries will receive a payment equal to $7,950,955.

Other Terms of the Employment Agreements

Pursuant to the employment agreements, and in the case of Mr. Foster, his employment letter agreement, each of Messrs. Jernigan, Foster, Marr and Martin are eligible to participate in any bonus plan established by the Compensation Committee for executive officers, may participate in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we adopt with respect to our comparable senior level executives. Each of our named executive officers is provided use of a company car or an automobile allowance.

Non-Compete Agreements

In addition to the employment agreements, our named executive officers (other than Mr. Foster) entered into noncompetition agreements with us. The noncompetition agreements contain covenants not to compete for a period that is the longer of either the three-year period that began as of the date of the noncompetition agreement (the five-year period in the case of Mr. Jernigan) or the period of the executive’s service with us or any of our direct or indirect subsidiaries plus an additional year. The noncompetition agreements provide that each of the executives will not directly or indirectly engage in any business involving self-storage facility development, construction, acquisition or operation or own any interests in any self-storage facilities, in each case in the United States of America, other than direct or indirect ownership by the executive of up to five percent of the outstanding equity interests of any public company. The noncompetition agreements also contain non-solicitation covenants that apply to employees and independent contractors. The non-solicitation covenant lasts for a period that is the longer of either the three-year period (the five-year period in the case of Mr. Jernigan) that began as of the date of the noncompetition agreement or the period of the executive’s service with us or our direct or indirect subsidiaries plus an additional two-years.

Equity Compensation Plans

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by shareholders	5,257,864	(1)	$10.50	(2)	3,191,615
Equity compensation plans not approved by shareholders	—		—		—
Total	5,257,864		$10.50		3,191,615

(1)                   Excludes 1,277,973 shares subject to outstanding restricted share awards.

(2)                   This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding restricted share awards.

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the amount of common shares beneficially owned and the percentage of ownership by each of our Trustees and nominees to serve as Trustees, each of our named executive officers, and our Trustees and executive officers as a group. The number of shares and percentage of ownership is based on 133,650,910 common shares outstanding on March 15, 2013. In general, “beneficial ownership” includes those common shares that a Trustee or executive officer has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all the common shares listed opposite his or her name. The address of each person listed below is c/o CubeSmart, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087.

Name	Common Shares (3)	Options Currently Exercisable or Exercisable within 60 Days	Percent of Class (4)
Trustees
W. M. Diefenderfer III (1)	146,589	—	*
P. Bussani	29,797	—	*
M. M. Keler	75,040	—	*
J. F. Remondi	38,800	—	*
J. F. Rogatz	18,945	—	*
J. W. Fain	7,738	—	*
D.R. Salzberg	—	—	*
Named Executive Officers
D. Jernigan (2)	400,439	2,038,834	1.83%
C. P. Marr	188,742	1,064,991	*
T. M. Martin	103,685	537,091	*
J. P. Foster	61,521	118,684	*
Trustees and Named Executive Officers as a group (10 persons)	1,071,296	3,579,600	3.59%

*                           Less than 1% of the outstanding common shares.

(1)                   Common shares include 5,286 deferred shares held in the CubeSmart Trust Deferred Trustees Plan for the benefit of W. M. Diefenderfer that are issuable to him after he ceases to serve as a Trustee of the Company. W. M. Diefenderfer does not have voting rights with respect to these deferred shares, but his account is credited with dividend equivalents that are payable in common shares.

(2)                   Includes 80,000 shares pledged to Trustmark National Bank as security for a personal loan, the proceeds of which were used to fund a charitable contribution by Mr. Jernigan.  The pledge was pre-approved by the Board of Trustees in accordance with the then-applicable insider trading policy of the Company. On February 20, 2013, the Board of Trustees amended this policy to prohibit future pledges of Company securities by Trustees and executive officers.

(3)                   This column does not include the following phantom shares held by the Trustees and named executive officers in deferred compensation plans of the Company, which are payable in cash after the Trustee or named executive officer ceases service with the Company.

Name	Phantom Shares
W. M. Diefenderfer III	4,758
C. P. Marr	3,597
T. M. Martin	13,859

(4)                   Shares issuable pursuant to the CubeSmart Deferred Trustees Plan and shares issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of March 15, 2013 are deemed to be outstanding and beneficially owned by the person to whom such shares are issuable for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

None of our Trustees or named executive officers owns any 7.75% Series A Cumulative Redeemable Preferred Shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known by us to be the beneficial owners of more than 5% of our outstanding common shares. Unless otherwise indicated, the following information is as of March 15, 2013 and is based solely upon information set forth in Schedules 13D and 13G filed by such persons with the Securities and Exchange Commission.

Name	Common Shares	Percent of Class
Cohen & Steers, Inc. (1)	17,240,730	13.33%
The Vanguard Group, Inc. (2)	14,500,360	11.21%
Deutsche Bank AG (3)	9,077,562	7.02%
Invesco Advisers (4)	8,337,783	6.4%
BlackRock, Inc. (5)	8,200,807	6.34%
Vanguard Specialized Funds, Inc. (6)	7,749,776	5.99%

(1)                     Based on information provided by Cohen & Steers, Inc. (“C&S”) in a Schedule 13G/A filed with the SEC on February 14, 2013.  C&S, through of its control of Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A., has sole voting power with respect to 9,686,822 of these shares and sole dispositive power with respect to all of these shares. The address of C&S is 280 Park Avenue, 10th Floor, New York, NY 10017.

(2)                    Based on information provided by The Vanguard Group, Inc. (“Vanguard”) in a Schedule 13G/A filed with the SEC on February 11, 2013.  Vanguard has sole voting power with respect to 363,281 of these shares, sole dispositive power with respect to 14,193,580 of these shares and shared dispositive power with respect to 306,780 of these shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)                     Based on information provided by Deutsche Bank AG on behalf of itself and affiliates, including RREEF America, L.L.C., in a Schedule 13G filed with the SEC on February 15, 2013.  Deutsche Bank AG has sole voting power with respect to 6,335,458 of these shares and sole dispositive power with respect to 9,077,562 of these shares. The address of Deutsche Bank AG is Taunusanlage 12, 60325 Frankfurt am Main, Germany.

(4)                     Based on information provided by Invesco Ltd. (“Invesco”) in a Schedule 13G filed with the SEC on February 13, 2013.  Invesco has sole voting power with respect to 6,704,799 of these shares and sole dispositive power with respect to 8,276,697 of these shares. The address of Invesco is 1555 Peachtree Street NE, Atlanta, GA 30309.

(5)                     Based on information provided by BlackRock, Inc. (“BlackRock”) in a Schedule 13G/A filed with the SEC on February 6, 2013.  BlackRock has sole voting power and sole dispositive power with respect to all of these shares. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(6)                     Based on information provided by Vanguard Specialized Funds Vanguard REIT Index - 23-2834924 (“VSF”) in a Schedule 13G/A filed with the SEC on February 14, 2013. VSF has sole voting power with respect to all of these shares. The address for VSF is 100 Vanguard Blvd., Malvern, PA 19355.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Trustees and executive officers, and holders of more than 10% of any class of our equity securities registered under Section 12 of the Exchange Act, to file with the SEC reports about their ownership of our equity securities. Such Trustees, officers and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We generally assist current Trustees and executive officers in filing these reports based on information obtained from them and from our records.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2012 all Section 16(a) filing requirements were satisfied on a timely basis.

AUDIT COMMITTEE MATTERS

Audit Committee Report

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of our financial statements. Our management team has the primary responsibility for our financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. For fiscal year 2012, KPMG LLP, our independent registered public accounting firm, audited the annual financial statements in accordance with standards of the Public Company Accounting Oversight Board (PCAOB) prepared by management and expressed an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for the year ended December 31, 2012 with our management. Management represented to the Audit Committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of KPMG LLP. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by KPMG LLP are compatible with maintaining the independence of the independent registered public accounting firm from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Trustees that our audited consolidated financial statements for fiscal year 2012 be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Respectfully submitted,
The Audit Committee of the Board of Trustees

Jeffrey F. Rogatz (Chairman)
John W. Fain
Marianne M. Keler
John F. Remondi

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

Fees Paid to Our Independent Registered Public Accounting Firm

The following table summarizes the fees billed by KPMG LLP for services rendered during, or in connection with, our 2012 and 2011 fiscal years.

	2012	2011
Audit Fees	$685,000	$859,000
Audit-Related Fees (1)	$150,000	$266,500
Tax Fees (2)	$346,625	$252,488
All Other Fees	—	—
Total	$1,181,625	$1,377,988

(1)                   Audit-Related Fees for 2012 and 2011 include fees to review various registration statements and other agreements and for the issuance comfort letters.

(2)                   Tax fees for 2012 and 2011 related to tax consulting services.

All audit and permissible non-audit services provided by KPMG LLP to us were approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence from us.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to us. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which is annually reviewed and reassessed by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $200,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (a) the type of services covered by the engagement, (b) the dates the engagement is scheduled to commence and terminate, (c) the estimated fees payable by us pursuant to the engagement, (d) other material terms of the engagement, and (e) such other information as the Audit Committee may request.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013.

The Board of Trustees asks shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board believes ratification by shareholders is a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders. We expect a representative of KPMG LLP to be present at the annual meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required and Recommendation of the Board of Trustees

Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast on the proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal). Abstentions on this proposal are not counted as votes cast and will therefore have no effect on the outcome of the vote on this proposal and uninstructed shares on this proposal held by a bank or broker may be voted in the discretion of the bank or broker and treated as votes cast.

OUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules, as well as to vote to recommend, also on an advisory basis, the frequency of such votes on executive compensation. Our shareholders voted at the 2011 annual meeting of shareholders to adopt resolutions recommending that such votes on executive compensation be held on an annual basis. As disclosed in a Current Report on Form 8-K filed with the SEC on June 2, 2011, our Board of Trustees adopted the recommendation of our shareholders to hold annual advisory votes to approve our executive compensation. Accordingly, we are providing this vote as recommended by our shareholders and approved by our Board of Trustees.

As described in detail under the heading “Compensation Discussion and Analysis — Executive Compensation” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the Board’s commitment to provide executive compensation programs that conform with generally accepted best pay practices and align our executive compensation structure with our shareholders’ interests. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosures.”

Approval, by a non-binding, advisory vote, of our executive compensation requires the affirmative vote of a majority of all votes cast on this proposal. Abstentions and broker non-votes will therefore have no effect on the outcome of the vote on this proposal. Because the say-on-pay vote is advisory, however, it is not binding on the Company, the Compensation Committee or our Board of Trustees. Our Board of Trustees and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

OUR BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

OTHER MATTERS

Other Matters to Come Before the 2013 Annual Meeting

No matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting or any adjournment or postponement thereof, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board of Trustees, or, if no recommendation is given, in their own discretion.

Shareholder Proposals and Nominations for the 2014 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 11, 2013.

In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal for inclusion in our proxy materials pursuant to Rule 14a-8) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC and may be obtained from the Secretary of CubeSmart upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2014 annual meeting must be received no earlier than the close of business on December 11, 2013 and no later than the close of business on January 8, 2014.

In addition, such shareholder’s notice must set forth, as to each person whom the shareholder proposes to nominate for election or reelection as a Trustee:

(1)                       the name, age, business address and residence address of such person,

(2)                      the class and number of shares of beneficial interest of CubeSmart that are beneficially owned or owned of record by such person, the date(s) on which each such security was acquired, and any short interest in any such security (including any opportunity to profit or share in any benefit from any decrease in the price of any such security) held by such person,

(3)                      a description of all direct and indirect compensation and other material relationships during the past three years between or among such shareholder or any person associated with such shareholder, on the one hand, and each proposed nominee, and his or her associates, on the other hand, and

(4)                      all other information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected);

•                                          as to any other business that the shareholder proposes to bring before the meeting, a description in reasonable detail of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder (including any anticipated benefit to the shareholder therefrom) and of each beneficial owner, if any, on whose behalf the proposal is made; and

•                                          as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made:

(1)                       the name and address of such shareholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner,

(2)                       the class and number of shares of each class of beneficial interest of CubeSmart that are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner, the date(s) on which each such security was acquired, and any short interest in any such security (including any opportunity to profit or share in any benefit from any decrease in the price of any such security) held by such shareholder or any beneficial owner, if any, on whose behalf the proposal is made,

(3)                       a description of any economic interest in or any other right with respect to (including from a third party), any of our shares (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities or any obligations measured by the price or value of any such securities, including, without limitation, any swaps or other derivative arrangements) held by such shareholder or any beneficial owner on whose behalf the proposal is made,

(4)                       a description of any agreements, arrangements or understandings between or among such shareholder or beneficial owner, on the one hand, and any other persons, on the other hand, in connection with the nomination of any person for election as a Trustee,

(5)                       a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate any person(s) named in its notice or to bring such proper business included in its notice before the annual meeting and whether or not such shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares of beneficial interest required to elect the proposed nominee(s) or approve the proposal(s) included in its notice and/or otherwise to solicit proxies from shareholders in support of the election of the proposed nominee(s) or the proposal, and

(6)                       all other information relating to such shareholder that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act.

Householding of Proxy Materials

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker or bank has sent one copy of our Annual Report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm or bank and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you if you address your written request to or call CubeSmart, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087, Attention: Corporate Secretary (telephone number: 610- 293-5700). If you are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting our Corporate Secretary in the same manner.

* * * *

By Order of the Board of Trustees

Jeffrey P. Foster
Secretary
Wayne, Pennsylvania
April 10, 2013

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Trustees: William M. Diefenderfer III Piero Bussani Dean Jernigan Marianne M. Keler Deborah R. Salzberg John F. Remondi Jeffrey F. Rogatz John W. Fain 2. Ratify the appointment of KPMG LLP as an independent registered public accounting firm for fiscal 2013. 3. To approve, by non-binding advisory vote, executive compensation. In their discretion, proxies are authorized to vote upon such other matters as may properly come before this meeting. If this proxy card is properly executed and returned to the Company, the attorney-in-fact and proxy will vote all of the undersigned's shares entitled to vote on the matters hereon as directed hereon or, where no direction is indicated, the undersigned's vote will be cast FOR each of the matters hereon. The attorney-in-fact and proxy will vote such shares as recommended by the Board of Trustees, or, if no recommendation is given, in his own discretion, with regard to any other matters as may properly come before the meeting, including any proposal to adjourn or postpone the meeting. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF SHAREHOLDERS OF CUBESMART May 29, 2013 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" THE ELECTION OF TRUSTEES, "FOR" PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20833000000000000000 1 052913 COMPANY NUMBER ACCOUNT NUMBER Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 29, 2013. The proxy statement and 2012 Annual Report to Shareholders are available at http://investors.cubesmart.com/CorporateProfile.aspx?iid=4095755.